Exhibit 10.2

Execution Version

RIGHTS OFFERING

BACKSTOP COMMITMENT AGREEMENT

Dated June 22, 2025

by and among

WOLFSPEED, INC.

and

The Commitment Parties identified as such herein

(i)

(ii)

(iii)

RIGHTS OFFERING BACKSTOP COMMITMENT AGREEMENT

THIS RIGHTS OFFERING BACKSTOP COMMITMENT AGREEMENT, dated as of June 22, 2025 (this “Agreement”), by and among, Wolfspeed, Inc., a North Carolina corporation (including as reorganized pursuant to the Restructuring Transactions, “Wolfspeed” or the “Company”), Wolfspeed Texas LLC, a Texas limited liability company (“Wolfspeed Texas” and together with Wolfspeed, and including as reorganized pursuant to the Restructuring Transactions, each a “Company Party” and collectively, the “Company Parties”), each holder of Existing Convertible Notes (as defined below) that is party to the Restructuring Support Agreement (as defined below) and party hereto named in Schedule A hereto (collectively, the “Rights Offering Backstop Parties” and, each, a “Rights Offering Backstop Party,” which term shall include any of their Affiliated Funds and accounts that becomes a party hereto and subject to the rights and obligations of a Rights Offering Backstop Party in accordance with the terms hereof; provided that any such Affiliated Funds or accounts shall not need to become a party hereto in order to be a designated Related Transferee pursuant to Section 1.4(a) hereof), and each holder of Existing Convertible Notes that is party to the Restructuring Support Agreement and party hereto named in Schedule B hereto (collectively, the “Rights Offering Holdback Parties” and, each, a “Rights Offering Holdback Party,” which term shall include any of their Affiliated Funds and accounts that becomes a party hereto and subject to the rights and obligations of a Rights Offering Holdback Party in accordance with the terms hereof; provided that any such Affiliated Funds or accounts shall not need to become a party hereto in order to be a designated Related Transferee pursuant to Section 1.4(a) hereof; and the Rights Offering Holdback Parties, together with the Rights Offering Backstop Parties, collectively, the “Commitment Parties” and, each, a “Commitment Party”). Wolfspeed, the other Company Parties, the Rights Offering Backstop Parties, and the Rights Offering Holdback Parties are referred to herein, individually, as a “Party” and, collectively, as the “Parties.” Capitalized terms used in this Agreement but not defined herein shall have the meanings set forth in Article IX hereof or, if not defined therein, shall have the meanings given to them in the Restructuring Support Agreement.

WHEREAS, on June 22, 2025, Wolfspeed and Wolfspeed Texas entered into a Restructuring Support Agreement with the Commitment Parties and the other parties thereto (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Restructuring Support Agreement”) providing for, among other things, the Company Parties to (i) file voluntary petitions for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) (the date such filings are to be made being referred to herein as the “Petition Date”), and (ii) file a plan of reorganization reflecting the Restructuring Transactions (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Plan”) and a related disclosure statement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Disclosure Statement”);

WHEREAS, pursuant to the Restructuring Support Agreement and this Agreement, and subject to the Bankruptcy Court’s entry of the Confirmation Order and the Backstop Order, Wolfspeed intends to effect a Rights Offering (the “Rights Offering”) in accordance with, and on the timing set forth in, the Rights Offering Procedures, pursuant to which Wolfspeed shall offer to each Eligible Offeree rights (the “Subscription Rights”) to subscribe for and acquire its pro rata share (calculated based on the aggregate amount of Allowed Convertible Notes Claims held by such Eligible Offeree relative to the aggregate amount of all Allowed Convertible Notes Claims (“Pro Rata Share”)) of principal amount of the New 2L Convertible Notes for an aggregate Rights Offering principal amount equal to 60% of the Rights Offering Amount (the “Non-Holdback Rights Offering Amount”), at a purchase price equal to 91.3242% of the principal amount thereof (the “Purchase Price”);

WHEREAS, each Commitment Party desires, on a several and not joint basis, to exercise in full all Subscription Rights issued to such Commitment Party to subscribe for and acquire New 2L Convertible Notes issuable in respect of such Subscription Rights in connection with the Rights Offering, at the Purchase Price, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Rights Offering Backstop Party desires, on a several and not joint basis, to acquire such Rights Offering Backstop Party’s percentage of the Unsubscribed Notes as set forth on Exhibit A hereto (collectively, the “Backstop Percentage”), at the Purchase Price (the several, and not joint, obligations of the Rights Offering Backstop Parties to acquire such Unsubscribed Notes, collectively, the “Backstop Commitments”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Rights Offering Holdback Party desires, on a several and not joint basis, to acquire such Rights Offering Holdback Party’s percentage of the Direct Investment Notes (as defined below) as set forth on Exhibit B hereto (collectively, the “Direct Investment Percentage”) of New 2L Convertible Notes in an aggregate principal amount for all Rights Offering Holdback Parties equal to 40% of the Rights Offering Amount (the “Holdback Rights Offering Amount”; such aggregate amount of New 2L Convertible Notes to be purchased, the “Direct Investment Notes”; and the several, and not joint, obligations of the Rights Offering Holdback Parties to acquire such Direct Investment Notes in accordance with this Agreement, collectively, the “Direct Investment Commitments”) at the Purchase Price; and

WHEREAS, upon the terms and subject to the conditions set forth herein, in consideration for the Backstop Commitments and the Direct Investment Commitments, Wolfspeed has agreed to issue the Rights Offering Backstop Premium to the applicable Commitment Parties, to be paid in New 2L Convertible Notes (such notes, the “Premium Notes”).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties and covenants set forth herein, and other good and valuable consideration, the Company Parties and the Commitment Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1 The Rights Offering.

(a) (i) Upon the terms and subject to the conditions of this Agreement, prior to the Plan Effective Date, Wolfspeed shall conduct the Rights Offering and the Subscription Rights shall be issued pursuant to and in accordance with the rights offering procedures (which procedures shall be mutually acceptable to the Company and the Requisite Commitment Parties (the “Rights Offering Procedures”)), this Agreement and the Plan.

(ii) Each Eligible Offeree will receive Subscription Rights to purchase an aggregate principal amount of New 2L Convertible Notes up to its Pro Rata Share of the Offered Notes issued pursuant to and in accordance with the Rights Offering Procedures, at the Purchase Price.

(iii) Subject to Section 1.5 hereof, each Commitment Party shall exercise in full all Subscription Rights issued to such Commitment Party to subscribe for and acquire Offered Notes issuable in respect of such Subscription Rights in connection with the Rights Offering.

(b) (i) Wolfspeed shall provide, or cause to be provided, to each Eligible Offeree the Rights Offering Procedures, which shall contain instructions regarding the procedures to validly exercise Subscription Rights in whole or in part.

(ii) The Subscription Rights may be exercised during the period specified in the Rights Offering Procedures, which period will commence on the date the Rights Offering Procedures are distributed and will end at the subscription expiration deadline specified therein or such other subsequent date as Wolfspeed and the Requisite Commitment Parties may otherwise mutually agree (the “Subscription Expiration Deadline”), which such other subsequent date will then be specified in a notice provided by Wolfspeed to (i) The Depository Trust Company (“DTC”), and (ii) placed on the case website maintained by the Subscription Agent at least one Business Day before the then-effective Subscription Expiration Deadline.

(iii) Pursuant to the Rights Offering Procedures, in order to exercise a Subscription Right, an Eligible Offeree shall, by the Subscription Expiration Deadline (except as specified in clause (B) below):

(A) complete the procedures specified in the Rights Offering Procedures, which are anticipated to include the submission of the Eligible Offeree’s existing Convertible Notes which shall correspond, pursuant to the subscription factor set forth in the Rights Offering Procedures, to the aggregate amount of Offered Notes such Eligible Offeree desires to subscribe for and fund pursuant to the Rights Offering in respect of the Offered Notes (such Eligible Offeree’s “Elected Amount”), which amount shall not exceed such Eligible Offeree’s Maximum Subscription Amount;

(B) (x) if such Eligible Offeree is not a Rights Offering Backstop Party, pay the Purchase Price for its RO Notes by wire transfer of immediately available funds to the Subscription Agent on the business day following the Subscription Expiration Deadline, or (y) if such Eligible Offeree is a Rights Offering Backstop Party, make payment as otherwise described herein.

(iv) Wolfspeed shall:

(A) as promptly as reasonably practicable, but no more than five (5) Business Days following the Subscription Expiration Deadline (the “Determination Time”), cause the Subscription Agent to determine, in accordance with this Agreement and the Rights Offering Procedures, (x) the final, aggregate principal amount of Offered Notes each Eligible Offeree will receive pursuant to its valid and timely exercise of Subscription Rights, and (y) the aggregate principal amount of Unsubscribed Notes Rights Offering Backstop Parties have agreed to purchase pursuant to the Backstop Commitments;

(B) after the Determination Time and at least ten (10) Business Days, but not more than fifteen (15) Business Days, prior to the Plan Effective Date, give, or shall cause the Subscription Agent to give, to the Rights Offering Backstop Parties and the Rights Offering Holdback Parties a written notice (the “Funding Notice”), by email, including the aggregate number of:

(a) Offered Notes such Commitment Party has subscribed for;

(b) As applicable, Unsubscribed Notes such Commitment Party has agreed to purchase;

(c) As applicable, Direct Investment Notes such Commitment Party has agreed to purchase; and

(d) the aggregate principal amount of Premium Notes such Commitment Party shall receive as its portion of the Rights Offering Backstop Premium.

(C) cause the Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request in writing.

(v) Each Rights Offering Backstop Party shall pay the aggregate Purchase Price for its RO Notes (together with the aggregate Purchase Price for its Unsubscribed Notes and Direct Investment Notes as described further herein) by wire transfer of immediately available funds to the account specified in the Funding Notice no later than the Backstop Funding Date, which account shall be an escrow account maintained at a financial institution of national standing reasonably acceptable to the Requisite Commitment Parties (the “Escrow Agent”) pursuant to an escrow agreement and related documentation in form and substance acceptable to the Requisite Commitment Parties. The “Backstop Funding Date” shall be a date that is not earlier than three (3) Business Days prior to the anticipated Plan Effective Date (as specified in the Funding Notice), provided that the Backstop Funding Date may not be less than five (5) Business Days after the receipt of the Funding Notice. For the avoidance of doubt, the Backstop Funding Date shall be prior to the Plan Effective Date.

(vi) If the Plan Effective Date has not occurred on or prior to the date that is three (3) Business Days after the anticipated Plan Effective Date as set forth in the Funding Notice, any funds deposited or caused to be deposited with the Escrow Agent by a Commitment Party shall be returned by the Escrow Agent to an account designated by such Commitment Party upon written request of such Commitment Party. Notwithstanding such return, if and when a new anticipated Plan Effective Date is redetermined, unless and until this Agreement is terminated in accordance with Section 6.1, Section 6.2 or Section 6.3 hereof, each Commitment Party shall remain obligated (1) to redeliver its respective funds to the Escrow Agent following the Company’s delivery to each Commitment Party of a written notice with respect to the redetermined Plan Effective Date and (2) to consummate the purchase of its RO Notes, Unsubscribed Notes and Direct Investment Notes, in each case subject to the terms and conditions hereof, and in connection with the foregoing, the Company shall remain obligated to pay the Rights Offering Backstop Premium in accordance with the terms hereof.

(c) On the Plan Effective Date, Wolfspeed shall issue to each Eligible Offeree such Offered Notes with respect to which such Eligible Offeree has validly and timely exercised Subscription Rights and paid the aggregate Purchase Price pursuant to Section 1.1(b) hereof and the Rights Offering Procedures, rounded down to the nearest denomination of the New 2L Convertible Notes, provided that the Parties hereto acknowledge that delivery of the Offered Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Offered Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such reasonable delay shall not otherwise be deemed a breach of this Agreement provided that the New 2L Convertible Notes are delivered to DTC within five (5) Business Days from the deemed date of issuance (which period shall be extendible to the extent of any delay caused by the recipient of such securities or their custodian).

(d) If the Subscription Agent for any reason does not receive from an Eligible Offeree (i) the submission of the existing Convertible Notes and (ii) payment of the subscription price (or, in the case of a Commitment Party, confirmation from the Escrow Agent of the payment by the Eligible Offeree that is a Commitment Party of the subscription price, in accordance with the terms of this Agreement), in each case in accordance with the Rights Offering Procedures, such Eligible Offeree shall be deemed to have relinquished and waived its right to participate in the Rights Offering, unless otherwise approved by the Requisite Commitment Parties and the Company.

(e) Notwithstanding the foregoing or anything else in this Agreement, in the event of any inconsistency between this Agreement, the Plan and the Rights Offering Procedures regarding the matters set forth herein, the Plan and the Rights Offering Procedures shall govern.

Section 1.2 The Backstop Commitments.

(a) (i) On the terms and subject to the conditions set forth herein (and in any event only upon Wolfspeed’s receipt of the amounts described in Section 1.2(b) hereof), Wolfspeed shall issue to each Rights Offering Backstop Party on the Plan Effective Date, and each Rights Offering Backstop Party agrees to its Backstop Commitment, and shall, severally and not jointly, purchase its Backstop Percentage of the Unsubscribed Notes at the aggregate Purchase Price for such Unsubscribed Notes.

(ii) Except as otherwise set forth in Section 1.4 hereof, the obligations of the Rights Offering Backstop Parties with respect to the Backstop Commitments are several, and not joint, obligations of the Rights Offering Backstop Parties, such that no Rights Offering Backstop Party shall be liable or otherwise responsible for the Backstop Commitments of any other Rights Offering Backstop Party.

(b) (i) On the Backstop Funding Date, each Rights Offering Backstop Party shall pay to Wolfspeed such Rights Offering Backstop Party’s Backstop Percentage of (x) the aggregate principal amount of Unsubscribed Notes, multiplied by (y) the Purchase Price, such payment shall be made by wire transfer of immediately available funds to the account specified in the Funding Notice.

(ii) Subject to the receipt of the aforementioned payment, on the Plan Effective Date, Wolfspeed shall issue to such Rights Offering Backstop Party such Rights Offering Backstop Party’s Backstop Percentage of the Unsubscribed Notes, provided that the Parties hereto acknowledge that delivery of the Unsubscribed Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Unsubscribed Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such reasonable delay shall not otherwise be deemed a breach of this Agreement provided that the New 2L Convertible Notes are delivered to DTC within five (5) Business Days from the deemed date of issuance (which period shall be extendible to the extent of any delay caused by the recipient of such securities or their custodian).

(c) (i) On the terms and subject to the conditions set forth herein, to compensate the applicable Commitment Parties for their agreement to purchase the Unsubscribed Notes pursuant to Section 1.2(a) hereof and the Direct Investment Notes pursuant to Section 1.3 hereof, Wolfspeed shall pay to each of the Commitment Parties (or their respective designated Related Transferees pursuant to Section 1.4(a) hereof) a non-refundable premium equal to $30.25 million in the aggregate (the “Rights Offering Backstop Premium”) to be allocated as described in clause (c)(ii) below, such amount being equal to the result of (x) 10.0457% multiplied by (y) the Rights Offering Amount, which premium shall be payable on the Plan Effective Date in the form of New 2L Convertible Notes, to be issued at par, free and clear of all Liens (other than under the New Organizational Documents or applicable securities Laws).

(ii) The Rights Offering Backstop Premium shall be allocated among the Rights Offering Backstop Parties and Rights Offering Holdback Parties ratably based on the underlying dollar amount of their respective Backstop Commitments and Direct Investment Commitments (rounded among the Commitment Parties solely to maintain the minimum denominations of the New 2L Convertible Notes), subject to Section 1.5 hereof.

(d) (i) The provisions for the payment of the Rights Offering Backstop Premium are an integral part of the transactions contemplated by this Agreement, and without these provisions, the Commitment Parties would not have entered into this Agreement. The Rights Offering Backstop Premium shall, pursuant to the Backstop Order, constitute allowed administrative expenses under the Bankruptcy Code, and shall be fully earned upon entry of the Backstop Order.

(ii) The Rights Offering Backstop Premium shall, regardless of the amount of Unsubscribed Notes, if any, actually required to be purchased pursuant to this Agreement, be paid by Wolfspeed on the Plan Effective Date by delivering the Premium Notes to the Commitment Parties as described herein, subject to Section 1.5 hereof; provided, however, that if this Agreement is validly terminated prior to the Plan Effective Date for any reason, other than if such termination results, directly or indirectly, from a breach of this Agreement by any of the Commitment Parties or any action by any Commitment Party in violation of its obligations hereunder, the Rights Offering Backstop Premium shall be payable in cash to the Commitment Parties, not later than the earlier of (x) the Outside Date and (y) the effective date of an Alternative Transaction, by wire transfer of immediately available funds to such accounts as the Commitment Parties may designate on or prior to the date such amount is payable hereunder.

Section 1.3 The Direct Investment Raise.

(a) On the terms and subject to the conditions set forth herein (and in any event only upon Wolfspeed’s receipt of the amounts described in Section 1.3(b) hereof), Wolfspeed shall issue to each Rights Offering Holdback Party on the Plan Effective Date, and each Rights Offering Holdback Party agrees to its Direct Investment Commitment, and shall, severally and not jointly, purchase its Direct Investment Percentage of the Direct Investment Notes at the aggregate Purchase Price for such Direct Investment Notes (such transactions, the “Direct Investment Raise”).

(b) (i) Subject to the Rights Offering Procedures, by no later than the Backstop Funding Date, each Rights Offering Holdback Party shall pay to Wolfspeed such Rights Offering Holdback Party’s Direct Investment Percentage of (x) the aggregate principal amount of Direct Investment Notes, multiplied by (y) the Purchase Price.

(ii) Subject to the receipt of the aforementioned payment, on the Plan Effective Date, Wolfspeed shall issue to such Rights Offering Holdback Party such Rights Offering Holdback Party’s Direct Investment Percentage of the Direct Investment Notes; provided that the Parties hereto acknowledge that delivery of the Direct Investment Notes may be delayed due to administrative or logistical reasons, including due to the applicable procedures of DTC, and that irrespective of any such delay, the Direct Investment Notes shall nonetheless be deemed to be issued on the Plan Effective Date and any such delay shall not otherwise be deemed a breach of this Agreement.

Section 1.4 Designations and Transfers

(a) Each Commitment Party may designate one or more of its Related Transferees (as defined below) to receive the New 2L Convertible Notes to be issued pursuant to Section 1.1, Section 1.2 or Section 1.3 hereof in lieu of such Commitment Party, by providing written notice of such designation (which may be by email) to Wolfspeed and the Subscription Agent, which notice shall (i) specify such Commitment Party and each such Related Transferee to be designated, (ii) specify the principal amount of New 2L Convertible Notes to be issued pursuant to Section 1.1, Section 1.2 or Section 1.3 hereof to such Related Transferee in lieu of such Commitment Party, (iii) to the extent any of the New 2L Convertible Notes being so designated are not being issued pursuant to Section 1145 of the Bankruptcy Code, contain a confirmation by each such Related Transferee of such notes of the accuracy of the representations made by the applicable Commitment Party under this Agreement as applied to such Related Transferee, and (iv) be delivered no later than three (3) Business Days prior to the Plan Effective Date; provided that no such designation pursuant to this Section 1.4(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) Each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment or Direct Investment Commitment, as applicable, prior to the Backstop Funding Date (or as otherwise provided in the Rights Offering Procedures), to (i) one or more of the other Commitment Parties, (ii) one or more of such Commitment Party’s Affiliates or Affiliated Funds or one or more special purpose vehicles that are wholly-owned by such Commitment Party or one or more of its Affiliated Funds (each of the foregoing, a “Related Transferee”), and with respect to which such Commitment Party under this clause (ii) either (A) has established to the reasonable satisfaction of Wolfspeed and the Requisite Commitment Parties the financial wherewithal of such transferee to comply with the obligations relating to such transferred Backstop Commitment or Direct Investment Commitment, or provided an adequate support letter or a guarantee of such transferee’s Backstop Commitment or Direct Investment Commitment, as applicable, in form and substance reasonably acceptable to Wolfspeed and the Requisite Commitment Parties, or (B) otherwise remains obligated to fund the Backstop Commitment or the Direct Investment Commitment, as applicable, or (iii) to any other Person approved in advance in writing by Wolfspeed (acting reasonably) with the consent of the Requisite Commitment Parties (each of the Persons referred to in clauses (i), (ii) or (iii), a “Transferee”); provided that, in each of the case of clauses (i), (ii) and (iii): (x) the transferring Commitment Party and the Transferee shall provide written notice to Wolfspeed and the Subscription Agent of such Transfer at least three (3) Business Days prior to such Transfer, which notice shall indicate the proposed Transferee, (y) unless such Transferee is a Commitment Party, such Transferee shall deliver to Wolfspeed, prior to such Transfer, a joinder to this Agreement, in form and substance reasonably satisfactory to Wolfspeed and the Requisite

Commitment Parties, pursuant to which the Transferee agrees to be fully bound by this Agreement and contains a confirmation of the accuracy of the representations made by each Commitment Party under this Agreement as applied to such Transferee, and (z) unless such Transferee is already a party to the Restructuring Support Agreement, such Transferee shall deliver to Wolfspeed, prior to such Transfer, a joinder to the Restructuring Support Agreement in the form attached thereto, pursuant to which the Transferee agrees to be fully bound by the Restructuring Support Agreement and contains a confirmation of the accuracy of the representations made by a party that is a party thereto as applied to such Transferee. Following a transfer of a Backstop Commitment or Direct Investment Commitment pursuant to clauses (i), (ii)(A) or (iii) above, the transferring Commitment Party shall be relieved of its obligations to the extent of the applicable transferred Backstop Commitment and/or Direct Investment Commitment.

(c) Notwithstanding the foregoing, no such Transfer as contemplated by Section 1.4(b) hereof shall be effective if the same would reasonably be expected to, as reasonably determined by the Requisite Commitment Parties or Wolfspeed, (i) adversely affect, in any respect, or otherwise delay the ability of the Parties to consummate the transactions contemplated in this Agreement or the other Definitive Documents, (ii) reset or extend any waiting or review period under any Antitrust Laws, or (iii) otherwise prevent, hinder or delay the consummation of the transactions contemplated in this Agreement or the other Definitive Documents, in the case of each of the foregoing clauses (i) through (iii), other than in any immaterial respect.

(d) Other than as expressly set forth in this Section 1.4, no Commitment Party shall be permitted to Transfer all or any portion of its Backstop Commitment or Direct Investment Commitment, as applicable. Any Transfer made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to Wolfspeed or any Commitment Party, and shall not create (or be deemed to create) any obligation or Liability of any other Commitment Party or Wolfspeed to the purported Transferee or limit, alter or impair any commitments, agreements, covenants, or obligations of the proposed transferor under this Agreement.

(e) Exhibit A and Exhibit B attached hereto shall be amended, without any consent or approval required by any Party hereto, to reflect each Transfer made in accordance with this Section 1.4.

Section 1.5 Defaults.

(a) In the event that any Commitment Party fails to comply with its obligations to purchase New 2L Convertible Notes pursuant to Sections 1.1, 1.2 or 1.3 hereof (each, a “Commitment Party Default” and, each such defaulting Commitment Party, a “Defaulting Commitment Party”), all New 2L Convertible Notes (including, for the avoidance of doubt, the Offered Notes, Unsubscribed Notes and the Direct Investment Notes) the Defaulting Commitment Parties were obligated, but failed, to purchase (the “Default Notes”) shall be offered to each of the Commitment Parties that is not a Defaulting Commitment Party (each, a “Non-Defaulting Commitment Party”) as follows:

(i) Each Non-Defaulting Commitment Party shall have the right, but not the obligation, within three (3) Business Days after receipt of written notice from Wolfspeed to all Non-Defaulting Commitment Parties of such Commitment Party Default, which notice shall be given by Wolfspeed no later than one (1) Business Day after the Backstop Funding Date, to purchase all or a portion of such Default Notes in such amounts as may be agreed upon by all Non-Defaulting Commitment Parties electing to purchase, at the

Purchase Price, all or any portion of the Default Notes, or, if no such agreement is reached, up to an amount of Default Notes equal to the product of (A)(x) the total principal amount of Default Notes or (w) such lesser principal amount of Default Notes as may be agreed to by the Non-Defaulting Commitment Parties, in either case multiplied by (B) a percentage equal to the quotient of (x) the aggregate of such Non-Defaulting Commitment Party’s Backstop Percentage or Direct Investment Percentage, as applicable, divided by (y) the aggregate Backstop Percentages or Direct Investment Percentages, as applicable, of all the Non-Defaulting Commitment Parties (or otherwise in such other proportion as may be agreed to by the Non-Defaulting Commitment Parties).

(ii) If any Default Notes are not elected to be purchased pursuant to clause (i) by the expiration of the period specified therein, then, the Parties agree that such Default Notes may be offered by Wolfspeed to third parties pursuant to this Section 1.5(a), which such Default Notes shall be issued pursuant to a subscription agreement or similar instrument with terms and conditions substantially similar to those contained in this Agreement, and otherwise in form and substance reasonably acceptable to Wolfspeed.

(b) Notwithstanding anything to the contrary in this Agreement, each Non-Defaulting Commitment Party that is a Rights Offering Backstop Party and/or a Rights Offering Holdback Party shall be entitled to receive the Rights Offering Backstop Premium that would have otherwise been payable to such Defaulting Commitment Party ratably in proportion to the Backstop Percentage or Holdback Percentage, as applicable, related to the Default Notes acquired by such Non-Defaulting Commitment Party (and the Defaulting Commitment Party shall not be entitled to receive such Rights Offering Backstop Premium). Further, notwithstanding anything in this Agreement to the contrary, no Defaulting Commitment Party shall be entitled to indemnification provided, or to be provided, under or in connection with this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, each Defaulting Commitment Party shall be liable to the Non-Defaulting Commitment Parties and to the Company Parties for the consequences of its breach, and each Party may enforce its rights to money damages or specific performance against such Defaulting Commitment Party.

(d) In the event that any Commitment Party (i) materially breaches any of its representations, warranties, covenants, or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Commitment Party of written notice of such breach from Wolfspeed, and such breaching Commitment Party is terminated from this Agreement pursuant to Section 6.2(a) hereof, or (ii) is terminated from this Agreement pursuant to Section 6.3(b) hereof, such Commitment Party shall be deemed a Defaulting Commitment Party hereunder for purposes of Section 1.5(a), Section 1.5(b) and, in respect of clause (i) above, Section 1.5(c), and Wolfspeed shall provide notice of such breach and/or termination to all Non-Defaulting Commitment Parties hereunder as soon as practicable after the date of such termination, whereupon the Backstop Commitment and Direct Investment Commitment of such Defaulting Commitment Party shall be subject to reallocation among the Non-Defaulting Commitment Parties, at their election, not later than three (3) Business Days following the date of such notice, in the same manner as described in Section 1.5(a)(i), and thereafter may be offered by Wolfspeed in the same manner as described in Section 1.5(a)(ii), in each case applied herein mutatis mutandis.

Section 1.6 Withholding. Notwithstanding anything to the contrary contained in this Agreement (but, for clarity, subject to Section 8.01 of the Restructuring Support Agreement), Wolfspeed and any other applicable withholding agent shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as such withholding agent reasonably determines are required to be deducted and withheld with respect to the receipt of such payment under the Code or any applicable provision of state, local or non-United States Tax law; provided that such withholding agent shall (x) use commercially reasonable efforts to provide or cause to be provided to the recipient of such payment written notice five days in advance of the amounts being so deducted or withheld and (y) cooperate in good faith to eliminate or minimize any such withholding and assist such recipient with obtaining any exemption from or reduction of any such withholding Taxes. To the extent that amounts are so withheld and are to be paid to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the Person in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in any statement of the Company Parties filed with the Bankruptcy Court prior to the date of this Agreement or in the corresponding section of the Company Parties Disclosure Schedule, each of Wolfspeed and the other Company Parties represents and warrants to the Commitment Parties as set forth below, and except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. For the avoidance of doubt, references to the Company Parties shall be also deemed to be references to the Company Parties as reorganized pursuant to the Restructuring Transactions.

Section 2.1 Formation. Each of the Company Parties is a legal entity duly organized, formed or incorporated, as applicable, and is validly existing as a corporation, limited liability company, trust, or other entity, as applicable, and in good standing (or the equivalent thereof) (to the extent the concept of good standing or the equivalent concept is applicable in such jurisdiction) (a) under the applicable Laws of its jurisdiction of incorporation, organization or formation, and (b) in each other jurisdiction where the conduct of its business as currently conducted requires such qualifications except where the failure to have any such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2 Power and Authority. Each of the Company Parties has, subject to the entry of the Backstop Order and the Confirmation Order, the requisite power and authority to (a) enter into, execute and deliver this Agreement, the New 2L Convertible Notes, the indenture governing the New 2L Convertible Notes (the “Indenture”) (including the guarantees of the payment obligations thereunder (the “Guarantees”) by the subsidiaries of Wolfspeed that guarantee the Senior Secured Notes (other than Wolfspeed Germany GmbH) (the “Guarantors”)), any intercreditor agreements and security and collateral documents related to the Indenture as contemplated by the Restructuring Transactions (collectively, the “Intercreditor and Collateral Documents”), and any other Definitive Documents to be entered into after the date hereof, to the extent contemplated to be a party thereto, and to perform its obligations hereunder and thereunder as applicable, and has taken, or will take by the Plan Effective Date, all necessary action required for the due authorization, execution, delivery and performance by it hereof and thereof as applicable and, subject to the entry of the Disclosure Statement Order, the consummation of the transactions contemplated hereby and thereby as applicable, and (b) own, lease or operate its property and assets and to transact the business in which it is currently engaged, except where the failure to have any such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.3 Execution and Delivery. This Agreement has been, and the New 2L Convertible Notes, the Indenture, the Intercreditor and Collateral Documents and any other Definitive Document to be entered into after the date hereof, to which any of the Company Parties is party, has been or will be, duly and validly executed and delivered by Wolfspeed and any such other relevant Company Party, and, subject to the entry of the Backstop Order, the Confirmation Order and the Disclosure Statement Order, as applicable, and assuming due and valid execution hereof by the Commitment Parties, and of each other Definitive Document by each Commitment Party party thereto and any other Person party thereto, each constitutes the valid and binding obligation of Wolfspeed and, to the extent applicable, each other Company Party, enforceable against Wolfspeed and, to the extent applicable, each other Company Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles (the “Enforceability Exceptions”).

Section 2.4 Authorized Capital.

(a) Upon the Plan Effective Date, the authorized, issued and outstanding capital of Wolfspeed will conform to the descriptions set forth in the Plan and the Disclosure Statement, and no shares of capital will be authorized, issued or outstanding except as contemplated by the Plan and the Disclosure Statement. Except for the shares of common stock of Wolfspeed issuable in connection with the Restructuring Transactions, upon conversion of the New 2L Convertible Notes, and any equity interests reserved for issuance in connection with the MIP, LTIP and Warrants, no shares of capital stock of Wolfspeed are reserved for issuance.

(b) Upon the Plan Effective Date, other than as contemplated by the Restructuring Transactions, including with respect to the Warrants and the MIP and LTIP and any awards issued thereunder, and except for this Agreement and the New Organizational Documents, Wolfspeed will not be party to or otherwise bound by or subject to any outstanding option, warrant, call, right (including any preemptive right), security, subscription, commitment, contract, arrangement, agreement, obligation, undertaking or convertible or exchangeable security that (i) obligates Wolfspeed to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, Wolfspeed or any other Company Party or any security convertible into, exercisable for, exchangeable into or evidencing the right to subscribe for or acquire any capital stock of, or other equity or voting interest in, any Company Party, (ii) obligates the Company Parties to issue, grant, extend or enter into any such option, warrant, call, right, security, subscription, commitment (contingent or otherwise), contract, arrangement, agreement, obligation, undertaking or convertible or exchangeable security, (iii) restricts the transfer of any shares of capital stock of the Company Parties (other than transfer restrictions imposed by applicable Law, restrictions subject to the approval of the Requisite Commitment Parties, or restrictions included in the New Organizational Documents), or (iv) relates to the voting of any shares of capital stock of the Company Parties.

Section 2.5 Issuance and Delivery. Except as otherwise provided in the Restructuring Support Agreement:

(a) When the New 2L Convertible Notes are paid for pursuant to the Rights Offering and this Agreement and issued and delivered in accordance herewith and therewith and pursuant to the terms of the Indenture, each of the Indenture and the New 2L Convertible Notes, including the Guarantees, will have been duly executed, issued and delivered, as applicable, by Wolfspeed and the Guarantors, and the Indenture, the New 2L Convertible Notes and the Guarantees will constitute valid and legally binding obligations of the applicable Company Parties, enforceable against them in accordance with their terms, subject to the Enforceability Exceptions, and the New 2L Convertible Notes will be entitled to the benefits provided by the Indenture.

(b) On the Plan Effective Date, the New 2L Convertible Notes will have the benefit of the Guarantees. The payment of principal of and interest on the New 2L Convertible Notes will be fully, irrevocably and unconditionally guaranteed on a second-priority secured basis, jointly and severally, by the Guarantors. The New 2L Convertible Notes and the Guarantees will be secured on a second-priority basis by liens on all of the assets of Wolfspeed and the Guarantors that secure the Senior Secured Notes (the “Collateral”).

(c) The Intercreditor and Collateral Documents, when executed and delivered by the applicable Company Parties party thereto and the other parties thereto, will create valid and enforceable second-priority security interests in and liens on the Collateral in favor of the collateral agent under the Indenture for its benefit and the benefit of the holders of the New 2L Convertible Notes, and upon the filing of the appropriate Uniform Commercial Code financing statements, the security interests in and Liens on the rights of the Company Parties in the Collateral will be perfected security interests and Liens to the extent perfection may be obtained by the filing of Uniform Commercial Code financing statements, superior to and prior to the Liens of all third persons other than Permitted Liens.

(d) The distribution of the Subscription Rights and, subject to entry of the Confirmation Order and consummation of the Plan, the issuance and delivery of the New 2L Convertible Notes will have been duly and validly authorized and, when issued and delivered to the Commitment Parties hereunder, will be duly and validly issued and delivered, and free and clear of all Liens (other than transfer restrictions imposed hereunder or pursuant to the Indenture or by applicable Law).

(e) As of the Plan Effective Date, the common stock of Wolfspeed will be registered pursuant to Section 12(b) of the Exchange Act and listed on a stock exchange as contemplated by the Restructuring Support Agreement, and Wolfspeed shall have filed an additional listing application with the applicable securities exchange with respect to the common stock issuable upon conversion of the New 2L Convertible Notes.

Section 2.6 Consents and Approvals; No Conflict.

(a) Assuming the accuracy of the Commitment Parties’ representations and warranties in Article III, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Company Parties or any of their respective properties is required for the execution and delivery by Wolfspeed and, to the extent applicable, each other Company Party, of this Agreement and the other Definitive Documents to which they are party, and consummation of the transactions contemplated hereby and thereby, including the distribution of the Subscription Rights and the issuance of New 2L Convertible Notes in connection with the Rights Offering, the Backstop Commitment, the Direct Investment Commitment and the Rights Offering Backstop Premium, except (i) for any applicable filings, notifications, authorizations, approvals, consents, clearances or termination or expiration under Antitrust Laws, the DPA, or the NISPOM Rule, as needed, in connection with the transactions contemplated by this Agreement, (ii) the entry of each of the Backstop Order, the Disclosure Statement Order and the Confirmation Order, (iii) filings and recordations to create or perfect the security interests contemplated by the Definitive Documents, (iv) such as have been made and are in full force and effect, or (v) where the failure to obtain such consents, approvals, notices, clearances, authorizations, registrations or qualifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Assuming the consents described in Section 2.6(a) hereof have been obtained and all filings and notifications described in Section 2.6(a) hereof have been made and the requirements of any Antitrust Laws, the DPA and the NISPOM Rule, as needed, are complied with, the execution and delivery by Wolfspeed and, to the extent applicable, each other Company Party, of this Agreement and the other Definitive Documents to which they are a party, as applicable, and consummation of the transactions contemplated hereby and thereby, including the distribution of the Subscription Rights and the issuance of New 2L Convertible Notes pursuant to and in accordance with this Agreement and the Rights Offering Procedures, will not (i) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified or contemplated by the Restructuring Support Agreement, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any of the Company Parties will be bound as of the Plan Effective Date after giving effect to the Restructuring Transactions, (ii) result in any violation of the provisions of any of the Company Parties’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company Parties undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (iii) result in any violation of any Law or Order applicable to any of the Company Parties or any of their properties, except in each of the cases described in clauses (i) or (iii) for any conflict, breach, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.7 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of March 30, 2025 included in Wolfspeed’s financial statements included in Wolfspeed’s Exchange Act Documents, the Company Parties had not at such date, and have not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by U.S. generally accepted accounting principles to be reflected on a consolidated balance sheet of Wolfspeed and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) not in excess of $50,000,000 which were incurred in the ordinary course of business consistent with past practice, (ii) incurred in connection with the transactions contemplated by the Restructuring Transactions, or (iii) which have not been, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.8 Exchange Act Documents. The documents filed by Wolfspeed with the United States Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder (the “Exchange Act”) since July 1, 2024 until the date hereof (the “Exchange Act Documents”), when they were filed with the SEC, after giving effect to any amendments or supplements thereto or any subsequently filed Exchange Act Documents, as the case may be, conformed in all material respects to the requirements of the Exchange Act, and none of such Exchange Act Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.9 Conversion Securities. The shares of common stock of Wolfspeed issuable upon conversion of the New 2L Convertible Notes in accordance with the terms of the Restructuring Support Agreement have been or, not later than the Plan Effective Date, will be, duly authorized and reserved for issuance upon conversion of the New 2L Convertible Notes, and, when issued upon conversion of the New 2L Convertible Notes in accordance with the terms of the Indenture and the New 2L Convertible Notes, will be validly issued, fully paid and non-assessable, and the issuance of such conversion shares will not be subject to any preemptive or similar rights.

Section 2.10 Investment Company Act. Neither Company Party is, and after giving effect to the Restructuring Transaction, neither Company Party will be, required to register as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.11 No Broker’s Fees. Other than as disclosed to all of the Commitment Parties prior to execution hereof, none of the Company Parties is a party to any Contract (other than this Agreement) that would give rise to a valid claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby or the other Restructuring Transactions for which the Commitment Parties would be liable.

Section 2.12 Absence of Certain Changes. Since July 1, 2024, except as disclosed in the Exchange Act Documents filed prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement or as otherwise disclosed to all of the Commitment Parties prior to execution hereof, no event, development, occurrence, circumstance, effect, condition, result, state of facts or change has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 2.13 No Violation; Compliance with Laws. None of the Company Parties is in violation of its respective charter or bylaws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect (other than, for the avoidance of doubt, a violation that would be triggered as a result of the Chapter 11 Cases or the Company Parties’ undertaking to implement the Restructuring Transactions through the Chapter 11 Cases). Except as a result of the Chapter 11 Cases, none of the Company Parties or their subsidiaries is or has been at any time since July 1, 2024 in violation of any Law or Order applicable to any of the Company Parties or their subsidiaries, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.14 Legal Proceedings. Except the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith or any matters referenced in any proof of claim filed therein, or except as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement or matters related to or substantially similar in scope to the matters described in such documents, there are no Legal Proceedings pending or, to the Knowledge of the Company Parties, threatened in writing, to which any member of the Company Parties is a party that, if determined adversely to the Company Parties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.15 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no labor disputes with employees of the Company Parties or their subsidiaries pending, or to the Knowledge of the Company Parties, threatened in writing against any of the Company Parties or their subsidiaries.

Section 2.16 Intellectual Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (i) each of the Company Parties owns or is licensed or otherwise possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and other intellectual property rights and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that it purports to own, license or otherwise possess the right to use and that are reasonably necessary for the operation of their respective businesses as currently conducted, without conflict with the rights of any other Person (provided the foregoing is not a representation or warranty of non-infringement, which is covered by subsection (ii)); (ii) to the Knowledge of the Company Parties, none of the Company Parties nor any Intellectual Property Right, or product sold or offered by the Company Parties, is infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any third Person; and (iii) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company Parties, has been threatened in writing since July 1, 2024.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (i) the information technology assets used in the businesses of the Company Parties (the “Company IT Systems”) (A) are reasonably adequate and sufficient for the existing needs and operations of the Company Parties as currently conducted, and (B) have not malfunctioned or failed within the past two (2) years, and (ii) the Company Parties maintain and use commercially reasonable back-up, encryption, business continuity, security and disaster recovery technology and procedures consistent with applicable regulatory standards.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company Parties has collected, maintained, used, disclosed, transferred, protected, stored, deleted, and otherwise processed (collectively “Processed” or “Processing”) all Personal Data in compliance with applicable Data Laws, and has required via contract that all third Persons Processing Personal Data on behalf of the Company Parties to do the same. To the Knowledge of the Company Parties, none of the Company Parties is under investigation by any Governmental Entity for a violation of any Data Laws applicable to any of the Company Parties, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.17 Real Property.

(a) Each of the Company Parties has valid title in fee simple or a valid leasehold interest, as applicable, to its respective real property, in each case, free of all Liens except for Permitted Liens or except for defects or Liens that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their respective currently intended purposes, or except where the failure (or failures) to have such title or leasehold interest would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Company Parties is in compliance in all material respects with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases (collectively, the “Leases”), except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Company Parties has received written notice of any good faith claim asserting that any of such Leases are not in full force and effect, except Leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company Parties enjoys peaceful and undisturbed possession in all material respects under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company Parties, no Company Party has received written notice that any condemnation proceeding is pending or threatened which would preclude or materially and adversely impair the use of any such leased real property by any of the Company Parties for the purposes for which it is currently used.

Section 2.18 Licenses and Permits. Except as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement, (a) each applicable Company Party possesses all licenses, certificates, permits and other authorizations issued by the appropriate Governmental Entities that are necessary for the conduct of the respective business of the Company Parties as currently conducted, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) none of the Company Parties (i) has received written notice of any revocation or modification of any such license, certificate, permit or authorization from the applicable Governmental Entity with authority with respect thereto, or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except in each case to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.19 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and other than as described in the documents filed by Wolfspeed with the SEC under the Exchange Act prior to or, to the extent disclosed to all of the Commitment Parties prior to execution hereof, on the date of this Agreement:

(a) the Company Parties have been in compliance with all (i) applicable Environmental Laws, and (ii) material identification numbers and permits required under applicable Environmental Laws for the ownership or lease of their respective properties and the conduct of their respective businesses as currently operated (“Environmental Permits”);

(b) the Company Parties have obtained all such required Environmental Permits;

(c) none of the Company Parties has received written notice that any of the Company Parties, or any facility leased by any of the Company Parties, has any material Liability under any applicable Environmental Law or Environmental Permit;

(d) no Legal Proceeding arising under applicable Environmental Laws is pending or, to the Knowledge of the Company Parties, has been threatened in writing against any of the Company Parties; and

(e) to the Knowledge of the Company Parties, no Hazardous Substances have been produced, sold, used, stored, transported, handled, released, discharged or disposed of by any of the Company Parties at or from any location, including any leased real property, in a manner that has (i) materially violated any applicable Environmental Law or Environmental Permit, or (ii) resulted or would reasonably be expected to result in any material investigation or remediation of Hazardous Substances, or other material Liability under any applicable Environmental Law or Environmental Permit.

Section 2.20 Tax Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company Parties has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it, taking into account any filing extensions, on or before the time the extension is due, and (ii) each such Tax return is true and correct.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company Parties has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 2.20(a) hereof and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except (i) Taxes or assessments that are being contested in good faith by appropriate Legal Proceedings and for which the applicable Company Party (as the case may be) has set aside on its books adequate reserves in accordance with GAAP, or (ii) to the extent the non-payment thereof is permitted or required by the Bankruptcy Code). To the Knowledge of the Company Parties, there is no proposed Tax assessment against any of the Company Parties that would, if made, reasonably be expected to result in a material Tax Liability.

(c) As of the date hereof, with respect to the Company Parties, other than Taxes or assessments that are being contested in good faith and for which the Company Parties maintain an adequate reserve in accordance with GAAP or are not expected to result in significant negative adjustments that would be material to the Company Parties, (i) no claims have been asserted in writing with respect to any Taxes, and (ii) no Tax returns are (to the Knowledge of the Company Parties) being examined by, and no written notification of intention to examine has been received from any Governmental Entity.

(d) No Company Party has any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law (other than another Company Party or its Affiliates), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which is not Taxes).

Section 2.21 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan has been operated in accordance with the requirements of ERISA and the Code and other federal or state Law; (ii) none of the Company Parties has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any Company Plan that would subject any of the Company Parties to Tax or other Liability; and (iii) no Company Plan maintained or contributed to by any of the Company Parties provides welfare coverage or benefits to retired employees or independent contractors or other former employees or independent contractors (other than as required by Section 601 of ERISA or other Law). During the past six (6) years, none of the Company Parties or any ERISA Affiliate, sponsored, maintained, contributed to or had any obligation to sponsor, maintain or contribute to any Pension Plan or Multiemployer Plan.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or except as required by applicable Law, none of the Company Parties has established, sponsored or maintained, or has any Liability with respect to, any employee pension benefit plan or other employee compensation or benefit plan, program, policy, agreement or arrangement, in each case, governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company Parties, threatened Legal Proceedings, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all compensation and benefit arrangements of the Company Parties comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and (ii) none of the Company Parties has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes, including any that may become payable under Sections 409A or 4999 of the Code.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Liabilities (including all employer contributions and payments required to have been made by any of the Company Parties) under or with respect to any compensation or benefit arrangement of any of the Company Parties have been properly accounted for in Wolfspeed’s financial statements in accordance with GAAP.

Section 2.22 Financial Statements. The audited consolidated balance sheets of Wolfspeed and its Subsidiaries as of June 30, 2024 and the immediately preceding fiscal year, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows of Wolfspeed and its consolidated Subsidiaries for the fiscal year ended June 30, 2024 and the immediately preceding fiscal year, (a) were prepared in all material respects in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (b) present fairly in all material respects the financial position of Wolfspeed and its consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

Section 2.23 Material Contracts. Except as a result of a rejection motion filed by any member of the Company Parties in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the applicable Company Parties party thereto and, to the Knowledge of the Company Parties, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect or except as subject to the Enforceability Exceptions), and, as of the date hereof, no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Company Parties since July 1, 2024 (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases and the underlying facts and circumstances giving rise or contributing thereto, none of the Company Parties nor, to the Knowledge of the Company Parties, any other party to any Material Contract, is in material default or breach under the terms thereof (unless such default or breach has been waived or cured), in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.24 Compliance with Anti-Money Laundering Laws. The operations of the Company Parties are and, have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2011)) and the anti-money laundering statutes of any jurisdictions applicable to Wolfspeed or its Subsidiaries (and the rules and regulations promulgated thereunder) (collectively, the “Anti-Money Laundering Laws”), and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any member of the Company Parties with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company Parties, threatened in writing.

Section 2.25 No Unlawful Payments; Sanctions Laws.

(a) None of the Company Parties nor, to the Knowledge of the Company Parties, any of their respective directors, officers, employees or agents, has in any material respect: (i) used funds of any of the Company Parties for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity or for the purpose of corruptly influencing any foreign governmental official, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other Anticorruption Law, or (iv) made any foreign bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(b) None of the Company Parties nor, to the Knowledge of the Company Parties, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any Sanctions administered by OFAC (a “Sanctioned Person”). Each of the Company Parties and, to the Knowledge of the Company Parties, their respective directors, officers, employees and agents, are in compliance with Anticorruption Laws and applicable Sanctions, in all material respects.

Section 2.26 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of the Company Parties has insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses; and (b) as of the date hereof, none of the Company Parties has received written notice from any insurer or agent of such insurer with respect to any insurance policies of the Company Parties of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 2.27 No General Solicitation.

(a) None of the Company Parties, any Person acting on any of their behalf or, to the Knowledge of the Company Parties, any Affiliate of the Company Parties, has engaged, or intends to engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering and the sale of the Direct Investment Notes and the Unsubscribed Notes.

(b) Other than this Agreement, the Restructuring Support Agreement and other Definitive Documents to which they are party, none of the Company Parties or any Affiliate thereof has entered into any agreement or arrangement with any Person in relation to the sale of the Direct Investment Shares and the Unsubscribed Notes, except, to the extent applicable, pursuant to Section 1.5(a)(ii) hereof.

(c) No member of the Company Parties, any Person acting on its or their behalf or, to the Knowledge of the Company Parties, any Affiliate of the Company Parties, directly or indirectly, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of any of the securities offered or sold in connection with the Direct Investment Raise or the Unsubscribed Notes under the Securities Act.

Section 2.28 Exclusivity of Representations. Notwithstanding anything herein to the contrary, it is the explicit intent of the Parties, and the Parties hereby agree, that the representations and warranties made by the Company Parties in this Article II and in any certificate delivered at the Plan Effective Date pursuant to this Agreement are the exclusive representations and warranties made by the Company Parties or any other Person (other than the representations and warranties of the Commitment Parties in accordance with Article III) with respect to the Company Parties, including the businesses and assets of each of them, or the subject matter of this Agreement. Each of the Company Parties hereby disclaims any other express or implied representations or warranties made by any Person with respect to itself or any other Company Party, the businesses and assets of the Company Parties, the New 2L Convertible Notes and the transactions contemplated by this Agreement and any certificate, instrument or document delivered pursuant hereto. Except as expressly set forth herein or in any certificate delivered at the Plan Effective Date pursuant to this Agreement, the condition of the assets of the Company Parties shall be “as is,” “where is” and “with all faults” and none of the Company Parties makes any warranty of merchantability, suitability, adequacy, fitness for a particular purpose or quality with respect to the businesses or any of the assets of the Company Parties or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Except for the representations and warranties contained in this Article II or in any certificate delivered at the Plan Effective Date pursuant to this Agreement, none of the Company Parties is, directly or indirectly, and no other Person on behalf of the Company Parties is, making any representations or warranties, including, regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company Parties made, communicated or furnished (orally or in writing) to any of the Commitment Parties or any of their respective Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to any Commitment Party and any of its Affiliates and their respective Representatives), and each of the Company Parties hereby disclaims all Liability and responsibility for any such information and statements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each of the Commitment Parties, severally and not jointly, represents and warrants to the Company Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof and as of the Plan Effective Date.

Section 3.1 Formation. Such Commitment Party is a legal entity duly incorporated, organized or formed, as applicable, and is validly existing as a corporation or other entity under the applicable Laws of its jurisdiction of organization or formation.

Section 3.2 Power and Authority. Such Commitment Party has the requisite power and authority to enter into, execute and deliver this Agreement, and any other Definitive Document to which it is a party, and to perform its obligations hereunder and thereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 3.3 Execution and Delivery. This Agreement has been, and each other Definitive Document to which such Commitment Party is party has been or will be, duly and validly executed and delivered by such Commitment Party and, subject to entry of the Backstop Order, and assuming due and valid execution hereof by the Company Parties, and of each other Definitive Document by the Company Parties and any other Person party thereto, each constitutes its valid and binding obligation, enforceable against such Commitment Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 3.4 Governmental Filings; No Violations; Etc.

(a) No filings, reports, notices, consents, registrations, approvals, permits or authorizations are required to be made by such Commitment Party with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Commitment Party from, any Governmental Entity or other third party in connection with the execution, delivery and performance of this Agreement or the other Definitive Documents by such Commitment Party and the consummation by such Commitment Party of the transactions contemplated hereby except, to the extent required, as will have been obtained by the Plan Effective Date.

(b) The execution, delivery and performance of this Agreement and the other applicable Definitive Documents by such Commitment Party does not, and the consummation by such Commitment Party of the transactions contemplated hereunder will not, constitute or result in (i) a breach, modification, termination or violation of, or a default under, the organizational documents of such Commitment Party, (ii) a breach or violation of any applicable laws, rules and regulations to which such Commitment Party is subject, or (iii) conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which such Commitment Party is a party to, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement or its ability to consummate the transactions contemplated hereby.

Section 3.5 Purchase Intent. Such applicable Commitment Party is acquiring the New 2L Convertible Notes (including those related to the Backstop Commitment and the Direct Investment Raise, as applicable), for its own account or for the accounts for which it is acting as investment advisor or manager, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” Laws, and such Commitment Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act, the rules and regulations promulgated thereunder, and any applicable state securities or “blue sky” Laws.

Section 3.6 Sophistication. Such Commitment Party (i) is an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the New 2L Convertible Notes being acquired hereunder, and (iii) understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding its New 2L Convertible Notes issued hereunder for an indefinite period of time).

Section 3.7 Access to Information. Such Commitment Party acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company Parties and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Such Commitment Party has independently evaluated the merits and risks of its decision (including consulting its own legal, tax, economic and other advisors) to enter into this Agreement.

Section 3.8 Reliance on Registration Exemptions. Such Commitment Party understands that (a) the New 2L Convertible Notes issuable on account of its Backstop Commitment and Direct Investment Commitment are being offered and sold to such Commitment Party hereunder in reliance upon specific exemptions from the registration requirements of United States federal securities Laws, will not be registered under the Securities Act, and that the Company Parties are relying upon the accuracy of the Commitment Party’s representations and warranties hereunder in determining the availability of such exemptions and (b) the foregoing securities may not be resold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 3.9 No Broker’s Fees. Such Commitment Party is not a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the transactions contemplated hereby.

Section 3.10 Sufficient Funds. Such Commitment Party has or will have, not later than the Backstop Funding Date sufficient assets and the financial capability to perform all of its obligations under this Agreement, including the ability to fully fund its obligations under its RO Notes, Direct Investment Commitment and Backstop Commitment, respectively. Such Commitment Party acknowledges that its obligations under this Agreement and the other Definitive Documents are not conditioned in any manner upon its obtaining financing.

Section 3.11 Legend. Such Commitment Party understands that the Unsubscribed Notes and the Direct Investment Notes acquired by it under this Agreement shall bear a customary Securities Act legend.

Section 3.12 Legal Proceedings. Other than as may exist or arise in the Chapter 11 Cases, there are no Legal Proceedings pending or, to the Knowledge of such Commitment Party, threatened in writing, to which such Commitment Party or any of its Subsidiaries is a party or to which any property of such Commitment Party or any of its Subsidiaries is the subject, in each case that will (or would be reasonably likely to) prohibit, delay, or adversely impact such Commitment Party’s performance of its obligations under this Agreement or the other agreements contemplated hereunder.

Section 3.13 Restructuring Party Status. Such Commitment Party is a party to the Restructuring Support Agreement or, contemporaneously with the entry into this Agreement, is entering into the Restructuring Support Agreement.

ARTICLE IV

ADDITIONAL COVENANTS

Section 4.1 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of any Party in this Agreement, during the period commencing on the date of this Agreement and ending on the earlier of the Plan Effective Date and the date on which this Agreement is validly terminated in accordance with its terms, each Party shall use (and Wolfspeed shall cause each of its direct and indirect subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Restructuring Transactions, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) cooperating with the defense of any Legal Proceedings in any way challenging (A) this Agreement, the Restructuring Support Agreement and the Restructuring Transactions, the Plan, or any other document expressly contemplated hereby and thereby, (B) the Backstop Order, (C) the Confirmation Order, or (D) the consummation of the transactions contemplated hereby and thereby, including, seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; provided that nothing in this Section 4.1(a)(ii) shall limit the obligations of any of the parties to the Restructuring Support Agreement; and

(iii) working together in good faith to finalize the Definitive Documents and any other documents or agreements in connection with the Rights Offering and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court in accordance with the Restructuring Support Agreement.

(b) Subject to applicable Laws and/or confidentiality restrictions relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Parties shall have the right to review in advance, and consult with the other on all of the information relating to the Commitment Parties, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights and obligations, the Parties shall act reasonably and as promptly as practicable.

Section 4.2 RSA Covenants.

(a) Each of the covenants and agreements (inclusive of any limitations or qualifications thereto) of the Company Parties set forth in the Restructuring Support Agreement (as in effect on the execution date thereof) (collectively, the “Company RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Company RSA Covenants shall be made so that the Company RSA Covenants can be applied in a logical manner in this Agreement), and the Company Parties shall, and Wolfspeed shall cause each of its direct and indirect subsidiaries to, perform, abide by and observe, for the benefit of the Commitment Parties, all of the Company RSA Covenants as incorporated herein and modified hereby. The Company Parties shall not assert, or support any assertion by any third party, that the Company RSA Covenants, as incorporated herein and modified hereby, are not enforceable by the Commitment Parties by reason of the fact that the Company RSA Covenants are included in a Contract that was entered into by the Company Parties prior to the Petition Date or otherwise, or that the Requisite Commitment Parties shall be required to obtain relief from the automatic stay from the Bankruptcy Court as a condition to the right of the Requisite Commitment Parties to terminate this Agreement on account of a breach or violation of any of the Company RSA Covenants that has not been otherwise cured or waived in accordance with the RSA.

(b) Each of the covenants and agreements (inclusive of any limitations or qualifications thereto) of the Consenting Noteholders set forth in the Restructuring Support Agreement (as in effect on the execution date thereof) (collectively, the “Commitment Party RSA Covenants”), are hereby incorporated herein by reference with full force and effect as if fully set forth herein by applying the provisions thereof mutatis mutandis (such that all changes and modifications to the defined terms and other terminology used in the Commitment Party RSA Covenants shall be made so that the Commitment Party RSA Covenants can be applied in a logical manner in this Agreement), and the Commitment Parties shall perform, abide by and observe, for the benefit of the Company Parties, all of the Commitment Party RSA Covenants as incorporated herein and modified hereby.

Section 4.3 Access to Information, Books and Records.

(a) Subject to applicable Law, upon reasonable notice during the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Plan Effective Date, Wolfspeed shall, and shall cause the other Company Parties to, afford the Commitment Parties and their respective Representatives, upon their reasonable request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company Parties’s conduct of business, to the Company Parties’s employees, advisors and representatives, properties, books, Contracts and records and, during the period from the date hereof until the earlier to occur of the termination of this Agreement in accordance with its terms and the Plan Effective Date, Wolfspeed shall (and shall cause the other Company Parties to) furnish as promptly as reasonably practicable to such Commitment Parties all reasonable information concerning the Company Parties’ business, properties and personnel as may reasonably be requested by any such Commitment Party; provided that the foregoing shall not require Wolfspeed or any other Company Party to permit any inspection, or to disclose any information, that in the reasonable judgment of Wolfspeed would reasonably be expected to cause any of the Company Parties to (i) violate the terms of any applicable Contracts (including any of their respective obligations with respect to confidentiality to a third party if Wolfspeed shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure), (ii) jeopardize any attorney-client privilege or other similar privilege of any member of the Company Parties, or (iii) violate any applicable Laws or Orders.

(b) The Commitment Parties shall utilize commercially reasonable security measures in collecting, using and storing the Company Parties’ information and accessing the Company Parties’ systems.

(c) All requests for information and access made in accordance with this Section 4.3 shall be directed to an executive officer of Wolfspeed or such Person as may be designated by Wolfspeed’s executive officers.

(d) (i) Each Commitment Party hereby agrees that any information acquired by such Commitment Party or its respective Representatives pursuant to a request made under this Section 4.3 are strictly confidential, and that from and after the date hereof until the date that is one (1) year after the later of the termination of this Agreement or the Plan Effective Date, each Commitment Party shall, and shall cause its Representatives to, (A) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to this Agreement, or in connection with a requests made under this Section 4.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Definitive Documents and who agrees to observe the terms of this Section 4.3(d) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (B) not use such documents or information for any purpose other than in connection with this Agreement or the other Definitive Documents or the transactions contemplated hereby and thereby.

(ii) Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 4.3(d), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Company Parties or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided that such Commitment Party or such Representative shall, to the extent permitted by applicable Law and except pursuant to routine regulatory audits or investigations not specific to the Restructuring Transactions, provide Wolfspeed with prompt written notice of such legal compulsion and cooperate with Wolfspeed to obtain a protective order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at Wolfspeed’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at Wolfspeed’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or requests.

(iii) Notwithstanding anything to the contrary herein, the Company Parties expressly acknowledge and agree that certain of the Commitment Parties, their investment advisers and their respective Affiliates may be investment advisers that advise funds and accounts with respect to investments in entities that may be engaged in businesses similar to or otherwise directly or indirectly related to those conducted by Wolfspeed or in entities in other businesses or industries, and accordingly, any investment by the Commitment Parties or their Affiliated Funds in any such entity shall not, standing alone, be cause for the institution of legal action by the Company Parties that a Commitment Party has failed to observe the obligations of non-use and/or non-disclosure set forth herein.

(e) No Company Party makes any representations or warranties with respect to any of the information provided or made available pursuant to this Section 4.3.

Section 4.4 Blue Sky. Subject to the accuracy of Section 3.6 hereof, (a) Wolfspeed shall, on or before the Plan Effective Date, take such action as Wolfspeed and the Requisite Commitment Parties shall reasonably determine is necessary in order to qualify, or to obtain an exemption from such qualification, for any securities issued pursuant to this Agreement and the Plan for sale to the Commitment Parties at the Plan Effective Date under applicable securities and “blue sky” Laws of the states of the United States, and shall provide reasonable evidence of any such action so taken to the Commitment Parties; (b) Wolfspeed shall timely make all filings and reports relating to the offer and sale of the securities issued pursuant to this Agreement and the Plan required under applicable securities and “blue sky” Laws of the states of the United States; and (c) the Company Parties shall pay all filing fees and expenses with respect to the filings to be made pursuant to this Section 4.4.

Section 4.5 No Integration; No General Solicitation.

(a) Neither Wolfspeed nor any of its Affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of any of the New 2L Convertible Notes to be issued under this Agreement in connection with the Backstop Commitment or the Direct Investment Commitment in a manner that would require registration of such securities under the Securities Act.

(b) None of Wolfspeed or any of its Affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any New 2L Convertible Notes to be issued under this Agreement in connection with the Backstop Commitment or the Direct Investment Commitment by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 4.6 Use of Proceeds. Wolfspeed will apply the proceeds from the Rights Offering for the purposes identified in the Restructuring Support Agreement.

Section 4.7 New 2L Convertible Notes. Upon issuance and delivery of the New 2L Convertible Notes in accordance with this Agreement, the Company agrees that it will cause the Indenture and the Intercreditor and Collateral Documents to have terms and provisions reasonably acceptable to the Requisite Commitment Parties and consistent with the terms thereof described in the Restructuring Term Sheet.

Section 4.8 DTC Eligibility.

(a) Wolfspeed shall engage a trustee reasonably acceptable to the Requisite Commitment Parties to facilitate transfers of the New 2L Convertible Notes.

(b) Wolfspeed shall use commercially reasonable efforts to cause the New 2L Convertible Notes and the new common equity of Wolfspeed to be approved for clearance through the facilities of The Depository Trust Company.

(c) Wolfspeed shall file any necessary listing or additional listing applications with the stock exchange on which the common stock of Wolfspeed is listed or, pursuant to the Restructuring Support Agreement, is contemplated to be listed, such that such common stock, including any common stock issuable upon conversion of the New 2L Convertible Notes, shall be approved for listing not later than the Plan Effective Date.

Section 4.9 [Reserved].

Section 4.10 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Wolfspeed and the Commitment Parties hereby covenants and agrees to cooperate with one another in good faith with respect to the pursuit, approval, implementation and consummation of the transactions contemplated in this Agreement and the Plan, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Restructuring Support Agreement or as may otherwise be reasonably necessary or as Wolfspeed or the Commitment Parties may reasonably request to facilitate the transactions contemplated in this Agreement in accordance with this Agreement or the Restructuring Support Agreement.

(b) Furthermore, subject to the terms and conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, such action as may be reasonably necessary or reasonably requested by the other Party to carry out the purpose and intent of this Agreement and the Restructuring Support Agreement.

Section 4.11 Bankruptcy Court Matters.

(a) The Company Parties shall use their commercially reasonable efforts to (i) obtain the entry of (A) the Backstop Order, the Disclosure Statement Order, and the Confirmation Order in accordance with the Milestones described in the Restructuring Support Agreement, and (ii) cause the Backstop Order, the Disclosure Statement Order, and the Confirmation Order to become Final Orders; provided that the failure of any of this Section 4.11(a) to occur on or within the timeframes contemplated therein may be cured by the Company Parties at any time prior to delivery of a notice purporting to terminate this Agreement on account thereof.

(b) The Company Parties shall provide to each of the Commitment Parties and their counsel a reasonable opportunity to review and comment on the Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and such documents must be in form and substance reasonably acceptable to the Requisite Commitment Parties and Wolfspeed; provided, however, any obligations of the Company and consent rights generally set forth in this Section 4.11(b) shall be limited to those agreed upon in the Restructuring Support Agreement deemed incorporated herein mutatis mutandis.

Section 4.12 Tax Matters. For U.S. federal and applicable state and local income tax purposes, the Parties agree (i) to treat (A) the Rights Offering Backstop Premium as “put premium” paid to the Commitment Parties, (B) the discount implied by the Purchase Price as original issue discount, (C) the parties’ entering into this Agreement to create the obligation to purchase the New 2L Convertible Notes in respect of the Backstop Commitment as a sale of put options (in consideration for the put premium described in clause (A)) by the Rights Offering Backstop Parties, (D) solely in the event that a substantial amount of New 2L Convertible Notes is issued for cash, the issue price for all New 2L Convertible Notes as determined by reference to the Purchase Price paid in cash and (E) all New 2L Convertible Notes as part of the same issue and fungible with each other; and, with respect to each of the foregoing, no amount shall be treated as having been received in respect of services in connection with this Agreement or the transactions contemplated thereby, including the right and obligation of the Rights Offering Holdback Parties or Rights Offering Backstop Parties, as applicable, to purchase New 2L Convertible Notes in respect of the Direct Investment Commitment or Backstop Commitment, respectively; and (ii) the Parties shall prepare and file all Tax returns consistent with that Tax treatment except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code.

Section 4.13 Antitrust Approvals.

(a) Except as set forth in this Agreement or with the prior written consent of the Company Parties, during the period from the date of this Agreement to the earlier of the Plan Effective Date and the date on which this Agreement is terminated in accordance with its terms, the Commitment Parties shall use commercially reasonable efforts to reasonably promptly take all actions and prepare and file all necessary documentation (including by reasonably cooperating with the Company Parties as to the appropriate time of filing such documentation and its content) and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity under any Antitrust Laws, that are necessary to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, the Commitment Parties will reasonably cooperate with the Company Parties in preparing and filing all necessary documentation and to effect all applications that are necessary in connection with seeking any governmental approval, exemption or authorization from any Governmental Entity.

(c) The Commitment Parties shall reasonably promptly notify the Company Parties of any communications from Governmental Entities related to the Restructuring Transactions provided they are permitted to do so pursuant to any applicable law, regulation or instruction from the applicable Government Entity.

(d) The Commitment Parties shall not take any action that is intended or reasonably likely to materially impede or delay the ability of the Parties to obtain any necessary approvals required for the transactions contemplated by this Agreement.

Section 4.14 Transaction Expenses. The Company Parties shall pay or reimburse the Commitment Parties for all reasonable and documented fees and expenses of their advisors (including attorneys’ fees of no more than a single counsel, which shall be Ropes), including, for the avoidance of doubt, all Restructuring Expenses, in accordance with the terms set forth in this Agreement, the Restructuring Support Agreement, and the applicable engagement letters or fee arrangements. The terms set forth in this Section 4.14 shall remain in full force and effect regardless of whether the transactions contemplated by this Agreement are consummated, provided that no fees or expenses shall accrue after the termination of this Agreement. The Company Parties hereby acknowledge and agree that the Commitment Parties have expended, and will continue to expend, considerable time, effort and expense in connection with this Agreement and the negotiation of the transactions contemplated hereby, and that this Agreement provides substantial value to, is beneficial to, and is necessary to preserve, the Company Parties and to effectuate the Restructuring Transaction, and that the Commitment Parties have made a substantial contribution to the Company Parties. If and to the extent not previously reimbursed or paid in connection with the foregoing, subject to the approval of the Bankruptcy Court, the Company shall reimburse or pay (as the case may be) all such fees and expenses pursuant to Section 1129(a)(4) of the Bankruptcy Code or otherwise. The Company Parties hereby acknowledge and agree that such fees and expenses accrued after the Petition Date are of the type that should be entitled to treatment as, and the Company Parties shall seek treatment of such fees and expenses as, administrative expense claims pursuant to Sections 503(b) and 507(a)(2) of the Bankruptcy Code. For the avoidance of doubt, the amounts payable under this Section 4.14 shall be determined without duplication of recovery under the Restructuring Support Agreement and the applicable engagement letters or fee arrangements.

ARTICLE V

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 5.1 Conditions to the Obligations of the Commitment Parties.

(a) The obligations of each Commitment Party to purchase Unsubscribed Notes pursuant to its respective Backstop Commitments, in the case of Rights Offering Backstop Parties, or the Direct Investment Notes pursuant to its Direct Investment Commitments, in the case of Rights Offering Holdback Parties, on the Plan Effective Date are subject to the satisfaction of the following conditions (unless, to the extent permitted by applicable Law, waived by the Requisite Commitment Parties) prior to or at the Plan Effective Date:

(i) Representations and Warranties. The representations and warranties of the Company Parties (A) contained in Sections 2.2, 2.3, 2.4, 2.5, 2.6(b)(ii), 2.9, 2.11 and 2.12 shall be true and correct in all respects as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as a specified date, which shall be true and correct as of such specified date) (other than de minimis inaccuracies in the case of Section 2.4), and (B) otherwise contained in Article II shall be true and correct (disregarding all materiality, Material Adverse Effect or similar qualifiers) as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

(ii) Covenants. Each of the Company Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Plan Effective Date.

(iii) Rights Offering Backstop Premium. Wolfspeed will have delivered the Rights Offering Backstop Premium to the Commitment Parties on the Plan Effective Date, subject to Section 1.5 hereof.

(iv) Rights Offering Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered an Order approving this Agreement (the “Backstop Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order.

(v) Restructuring Support Agreement. (x) The Restructuring Support Agreement shall not have been terminated with respect to the Company Parties and shall be in full force and effect in accordance with its terms, and (y) no notice of termination shall have been validly given, and not rescinded, pursuant to Section 5.01 of the Restructuring Support Agreement.

(vi) Disclosure Statement Order. The Bankruptcy Court shall have entered an Order approving the Disclosure Statement (the “Disclosure Statement Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order.

(vii) Confirmation Order. The Bankruptcy Court shall have entered an Order confirming the Plan (the “Confirmation Order”), such Order shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and such Order shall be a Final Order. Without limiting the generality of the foregoing, the Confirmation Order shall contain the following specific findings of fact, conclusions of Law and Orders: (A) each of the issuances of the RO Notes and the Premium Notes are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 1145(a) of the Bankruptcy Code, except that any such New 2L Convertible Notes issued to an entity that is an “underwriter” with respect to such securities as that term is defined in Section 1145(b) of the Bankruptcy Code shall be issued in reliance upon Section 4(a)(2) of the Securities Act; (B) each of the issuances of the Direct Investment Notes and the Unsubscribed Notes are exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act; (C) the solicitation of acceptance or rejection of the Plan by the Commitment Parties and/or any of their respective Affiliates and Representatives (if any such solicitation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Affiliates and Representatives are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code; and (D) the participation by the Commitment Parties and/or any of their respective Affiliates and Representatives in the offer, issuance, sale, or purchase of any security offered, issued, sold, or purchased under the Plan (if any such participation was made) was done in good faith and in compliance with the applicable provisions of the Bankruptcy Code and, as such, the Commitment Parties and any of their respective Affiliates and Representatives are entitled to the benefits and protections of Section 1125(e) of the Bankruptcy Code.

(viii) Approved Plan. The conditions to the occurrence of the Plan Effective Date (other than any conditions relating to occurrence of the closing of the transactions contemplated by this Agreement and conditions the satisfaction of which requires the taking of action by the Commitment Parties) set forth in the Plan shall have been satisfied or waived (other than such conditions that, by their terms, are to be satisfied as of the occurrence of the Plan Effective Date) in accordance with the terms thereof.

(ix) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the consummation of the transactions contemplated hereby, in accordance with the terms and conditions in the Restructuring Support Agreement, the Plan and the Confirmation Order.

(x) Regulatory Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan shall have terminated or expired and all applicable authorizations, approvals, consents or clearances under any Antitrust Laws in connection with the transactions contemplated by this Agreement, the Restructuring Support Agreement and the Plan shall have been obtained, except, in each case, as contemplated by or permitted by the Plan or the Restructuring Support Agreement.

(xi) No Legal Impediment. Except as contemplated by the Plan, no Law or Order enacted, adopted or issued by any Governmental Entity with competent jurisdiction that prohibits the implementation and consummation of the Plan, the Rights Offering, including the Direct Investment Raise, or the transactions contemplated by this Agreement shall be in effect.

(xii) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing as of the Plan Effective Date.

(xiii) Officer’s Certificate. The Commitment Parties shall have received a certificate from an authorized signatory of Wolfspeed confirming that the conditions set forth in Sections 5.1(a)(i) and 5.1(a)(ii) hereof have been satisfied.

(xiv) Definitive Documents. To the extent set forth in the Restructuring Support Agreement, each Commitment Party shall have received duly executed counterparts of each of the Definitive Documents to be entered into at the Plan Effective Date by any of the Company Parties or their Subsidiaries, and such Definitive Documents shall be consistent with the Restructuring Support Agreement.

(b) All or any of the conditions set forth in this Section 5.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument delivered by the Requisite Commitment Parties and if so waived, the Commitment Parties shall be bound by such waiver.

Section 5.2 Conditions to the Obligations of Wolfspeed.

(a) The obligations of the Company Parties to consummate the transactions contemplated by this Agreement on the Plan Effective Date are subject to satisfaction of the following conditions (unless waived by Wolfspeed) prior to or at the Plan Effective Date:

(i) Representations and Warranties. The representations and warranties of the Commitment Parties set forth in this Agreement shall be true and correct in all material respects (or if already qualified by “materiality,” “material adverse effect” or similar, shall be true in all respects) on and as of the date hereof and as of the Plan Effective Date with the same effect as if made as of such time (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects (or if already qualified by “materiality,” “material adverse effect” or similar, shall be true in all respects) as of such specified date).

(ii) Covenants. The Commitment Parties shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Commitment Parties on or prior to the Plan Effective Date.

(iii) Rights Offering Backstop Commitment Agreement Approval Order. The Bankruptcy Court shall have entered the Backstop Order, such Backstop Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(iv) Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(v) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such Order shall be in form and substance reasonably satisfactory to Wolfspeed and such Order shall be a Final Order.

(vi) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the consummation of the transactions contemplated hereby, in accordance with the terms and conditions in the Restructuring Support Agreement, the Plan and the Confirmation Order.

(vii) [Reserved.]

(viii) No Legal Impediment. Except as contemplated by the Plan, no Law or Order enacted, adopted or issued by any Governmental Entity with competent jurisdiction that prohibits the implementation of the Plan, the Rights Offering or the transactions contemplated by this Agreement shall be in effect.

(ix) Approved Plan. The conditions to the occurrence of the Plan Effective Date (other than any conditions relating to occurrence of the closing of the transactions contemplated by this Agreement and conditions the satisfaction of which requires the taking of action by the Company Parties) set forth in the Plan shall have been satisfied or waived (other than such conditions that, by their terms, are to be satisfied as of the occurrence of the Plan Effective Date) in accordance with the terms thereof.

(x) Restructuring Support Agreement. The Restructuring Support Agreement shall not have been terminated with respect to the Commitment Parties and remains in full force and effect in accordance with its terms.

(xi) Definitive Documents. On or before the Plan Effective Date, the Company Parties shall have received duly executed counterparts of each of the Definitive Documents to be entered into at the Plan Effective Date by the Commitment Parties or any of their Affiliates, and such Definitive Documents shall be consistent with the Restructuring Support Agreement.

(b) All or any of the conditions set forth in this Section 5.2 may only be waived in whole or in part with respect to the Company Parties by a written instrument delivered by Wolfspeed and if so waived, the Company Parties shall be bound by such waiver.

ARTICLE VI

TERMINATION

Section 6.1 Termination by the Requisite Commitment Parties. The Requisite Commitment Parties may terminate this Agreement as to all Parties by the delivery of a written notice in accordance with Section 8.2 hereof to all of the Parties, at any time upon the occurrence of any the following events (each, a “Commitment Party Termination Event”):

(a) a breach in any material respect by any Company Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement, the Restructuring Support Agreement, or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by the Company Parties of written notice of such breach; provided, that nothing in this Section 6.1(a) shall impair the Commitment Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.1;

(b) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 6.1(b) shall impair the Commitment Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.1; provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(c) a breach in any material respect by the Consenting Senior Secured Noteholders of any of the representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or the other Restructuring Transactions, which breach has not been cured (if curable) within five (5) Business Days after the receipt by the Consenting Senior Secured Noteholders of written notice of such breach; provided, that the Requisite Commitment Parties shall not be entitled to terminate this Agreement with respect to any such breach by any Consenting Senior Secured Noteholders, if the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2/3) percent of the sum of all outstanding Senior Secured Notes as of such date;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the transactions contemplated hereby or the other Restructuring Transactions, including enjoining, preventing, or prohibiting a material portion of the transactions contemplated hereby or the other Restructuring Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the transactions contemplated hereby, the other Restructuring Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a Commitment Party Termination Event unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms hereof;

(e) except as otherwise expressly set forth in the Restructuring Support Agreement, failure of any Company Party to use commercially reasonable efforts to (i) conduct its businesses and operations in the ordinary course in a manner that is consistent with past practices and in material compliance with applicable law, (ii) maintain its books and records in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law, (iii) maintain all insurance policies, or suitable replacements therefor, in full force and effect, in a manner consistent with past practices, and in compliance with applicable law, and (iv) preserve intact its business organizations and relationships with third parties (including creditors, lessors, licensors, and contract counterparties) and employees in the ordinary course in a manner that is consistent with past practices, and in compliance with applicable law;

(f) the failure to meet a Milestone, which has not been waived or extended in a manner consistent with the Restructuring Support Agreement, and solely to the extent such failure is not the result of a breach by the terminating Commitment Parties;

(g) the failure to achieve the Plan Effective Date before the Outside Date, solely to the extent such failure is not the result of a breach by the terminating Commitment Parties; provided, that, notwithstanding anything herein to the contrary, this Commitment Party Termination Event in this Section 6.1(g) cannot be waived without the consent of each Commitment Party and each Company Party and may be asserted immediately by any Commitment Party to terminate this Agreement as to itself;

(h) the material failure of any Company Party or Renesas to comply with the covenants set forth in herein or in the Restructuring Support Agreement, as applicable (provided that, with respect to the covenants set forth in Article 4 of the Restructuring Support Agreement, solely to the extent such Person’s compliance is reasonably necessary to obtain Regulatory Approvals);

(i) any Company Party (A)(I) states in writing or publicly announces its intention to pursue, (II) consummates, or (III) enters into a binding agreement to consummate, in each case, an Alternative Transaction, (B) states in writing or publicly announces its intention to not pursue the transactions contemplated hereby or the other Restructuring Transactions, or (C) informs the Commitment Parties of a Fiduciary Out Determination; provided, that nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party to take any action or refrain from taking any action with respect to the transactions contemplated hereby or the other Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable law or inconsistent with the exercise of its fiduciary obligations under applicable law, and any such action or inaction shall not be deemed to constitute a breach of this Agreement; provided, further, that such action or inaction shall not affect any rights of the Commitment Parties set forth in Section 6.1 hereof;

(j) the commencement, support, or joinder with any litigation or adversary proceeding by any Party hereto against any Commitment Party by any Company Party;

(k) any Company Party seeks or obtains an order of the Bankruptcy Court authorizing the rejection of this Agreement or the Restructuring Support Agreement;

(l) (A) the Company gives notice of termination of this Agreement or the Restructuring Support Agreement in accordance with its terms or (B) Renesas gives notice of termination of the Restructuring Support Agreement in accordance with its terms;

(m) any Company Party revokes the Restructuring Transactions, including the withdrawal of the Plan, as applicable, or its support therefor;

(n) (A) any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with this Agreement or the Restructuring Support Agreement, or (B) a motion for reconsideration, re-argument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(o) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement or the Restructuring Support Agreement to be unenforceable;

(p) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee for the Chapter 11 Cases (other than a fee examiner and only to the extent such trustee or examiner is granted powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code), which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with the Restructuring Support Agreement;

(q) failure of the Debtors to timely file a formal objection to any motion filed with the Bankruptcy Court seeking the entry of an order (i) directing the appointment of a trustee or examiner, (ii) converting the Chapter 11 Cases to cases under Chapter 7 of the Bankruptcy Code, and/or (iii) dismissing the Chapter 11 Cases;

(r) the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any Company Party’s exclusive right, or any Company Party otherwise loses the exclusive right, to file a plan or plans of reorganization or to solicit acceptances thereof pursuant to Section 1121 of the Bankruptcy Code;

(s) the Bankruptcy Court enters an order denying confirmation of the Plan and, if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within ten (10) days of entry;

(t) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry thereof;

(u) (A) the Cash Collateral Order is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with the Restructuring Support Agreement or (B) a motion for reconsideration, re-argument, or rehearing with respect to such order has been filed and the Company Parties have failed to timely object to such motion;

(v) the Bankruptcy Court enters an order invalidating, disallowing, subordinating, or recharacterizing, as applicable, any of the Commitment Parties’ Existing Debt or Claims arising from Existing Documents, and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry thereof;

(w) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(x) any Company Party or other Commitment Party files any motion or pleading with the Bankruptcy Court that is materially inconsistent with this Agreement or the Restructuring Support Agreement (including the consent rights of such terminating Commitment Party, as set forth herein) and such motion has not been withdrawn or amended on or before the date which is the earlier of (A) three (3) Business Days of receipt by the filing Company Party or Commitment Party, as applicable, of written notice from the terminating Commitment Parties that such motion or pleading is inconsistent with this Agreement or the Restructuring Support Agreement and (B) the date on which such motion or pleading is scheduled to be heard by the Bankruptcy Court;

(y) any Company Party files any pleading or motion with the Bankruptcy Court objecting to, challenging, or seeking to invalidate, disallow, subordinate, recharacterize, or limit the Existing Debt;

(z) the Company Parties, except in accordance with the Restructuring Transactions, incur any indebtedness or guarantee any indebtedness of another entity other than (A) in the ordinary course of business in an aggregate principal amount up to $5,000,000 or (B) as set forth in the Budget;

(aa) any Company Party settles, without the consent of the Requisite Commitment Parties, (A) material claims or causes of action brought against any Company Party (or any Affiliate) (including, without limitation, any claims asserted by a governmental entity) other than in the ordinary course of business and consistent with past practice or (B) claims or causes of action brought against any Company Party (or any Affiliate) or involving any Company Party (or any Affiliate) requiring, in the aggregate, payment of more than $10,000,000 by any Company Party, including, without limitation, any Non-Debtor Professional Claim; provided, that the Company Parties shall be permitted to settle any claims or causes of actions for which (X) the settlement proceeds are solely covered by third parties, including insurance providers, and (Y) such settlement proceeds are not, in any way, derived from the Company Parties nor are the Company Parties required to, in any way, indemnify or reimburse such third parties, including insurance providers, in any amount;

(bb) other than as contemplated pursuant to the Restructuring Transactions, any Company Party files any pleading seeking authority to sell, or sells, any material assets (including, without limitation, any intellectual property material to the business of the Company Parties) without the consent of the Requisite Commitment Parties other than (A) asset sales in the ordinary course of business or (B) as set forth on Schedule 1 to the Restructuring Support Agreement;

(cc) failure of any Company Party to maintain its good standing under the laws of the state or other jurisdiction in which it is incorporated or organized, except to the extent that any failure to maintain such Company Party’s good standing arises (A) solely from the filing of the Chapter 11 Cases or (B) pursuant to the Plan;

(dd) failure of the Company Parties to pay any and all Restructuring Expenses as and when required under the Restructuring Support Agreement and this Agreement, if such failure is not cured within five (5) Business Days of notice by the terminating Commitment Parties;

(ee) the breach in any material respect by the Consenting Senior Secured Noteholders of any of the representations, warranties, covenants, or other obligations thereof set forth in the Restructuring Support Agreement, which breach has not been cured (if curable) within five (5) Business Days of written notice from the terminating Commitment Parties; provided, that the Commitment Parties shall not have the right to terminate this Agreement with respect to such breach if the non-breaching Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes as of such date;

(ff) (A) any Definitive Document executed or filed by the Company Parties or the Debtors in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, or is otherwise not in accordance with this Agreement, the Restructuring Support Agreement, or any of the terms or conditions hereof or thereof, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, without the prior written consent of the Requisite Commitment Parties (or such parties as may be required by the terms hereof or such Definitive Document, if then effective), which has not been cured (if curable) within five (5) Business Days of written notice from the Requisite Commitment Parties;

(gg) the Required Consenting Senior Secured Noteholders or the Required Consenting Convertible Noteholders give notice of termination of the Restructuring Support Agreement in accordance with its terms; and

(hh) the termination of the Restructuring Support Agreement other than in accordance with its terms in connection with the occurrence of the Plan Effective Date.

Section 6.2 Termination by Wolfspeed. Upon written notice from Wolfspeed delivered in accordance with Section 8.2 hereof to the Commitment Parties, at any time upon the occurrence of any the following events (each, a “Company Termination Event”), Wolfspeed may terminate this Agreement:

(a) with respect to the applicable Commitment Party only, a breach in any material respect by such Commitment Party of any of its representations, warranties, covenants, or obligations set forth in this Agreement that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by such Commitment Party of written notice of such breach from Wolfspeed; provided, that (i) Wolfspeed shall not have the right to terminate this Agreement as against such Commitment Party pursuant to this Section 6.2(a) if any of the Company Parties is then in willful or intentional breach of this Agreement, and (ii) this Agreement shall continue in full force and effect with respect to the Company Parties and the non-breaching Commitment Parties so long as, pursuant to Section 1.5 hereof, all Backstop Commitments and/or Direct Investment Commitments of such breaching Commitment Party have been committed to by the non-breaching Commitment Parties within the time period specified therein;

(b) a breach in any material respect by Renesas of any of its representations, warranties, covenants, or obligations set forth in the Restructuring Support Agreement or any other agreement to be entered into in connection with the Restructuring Transactions that (if susceptible to cure) remains uncured for a period of five (5) Business Days after the receipt by Renesas of written notice of such breach; provided, that nothing in this Section 6.2(b) shall impair the Company Parties’ ability to terminate this Agreement pursuant to the remaining provisions in this Section 6.2; provided, further, that no failure to obtain the necessary Regulatory Approvals shall constitute a material breach by Renesas;

(c) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of, or the initiation of any legal action by any governmental authority seeking, any ruling or order making illegal or otherwise enjoining, preventing, or prohibiting the consummation of a material portion of the transactions contemplated hereby or the other Restructuring Transactions, including enjoining, preventing, or prohibiting a material portion of the transactions contemplated hereby or the other Restructuring Transactions or a Company Party or any affiliate of a Company Party from making any transfer or distribution required or as contemplated by the transactions contemplated hereby or the other Restructuring Transactions and the Definitive Documents which prevents consummation of the Plan, and such legal action, initiation of a legal action, ruling or order has not been withdrawn or discharged within thirty (30) days of the issuance or initiation, as applicable, thereof; provided, however, any issuance, ruling, or order from CFIUS or relating to CFIUS Approval or any governmental authority enforcing any regulations regarding applicable Foreign Investment Laws or Antitrust Laws shall not give rise to a termination event hereunder unless such issuance, ruling, or order prevents consummation of the Plan in accordance with the terms of the Restructuring Support Agreement;

(d) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order making illegal or otherwise enjoining, preventing, or prohibiting a Company Party or any affiliate of a Company Party from making any transfer or distribution, which legal action, ruling, or order has not been withdrawn or discharged within thirty (30) days of the issuance thereof;

(e) [Reserved];

(f) (A) any document filed by the Commitment Parties, if any, in the Chapter 11 Cases or any related order entered by the Bankruptcy Court is materially inconsistent with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, or is otherwise not in accordance with this Agreement or the Restructuring Support Agreement or any of the terms or conditions of this Agreement or the Restructuring Support Agreement, or (B) any of the Definitive Documents is waived, amended, supplemented, or otherwise modified in a manner that is inconsistent in any material respect with the terms and conditions set forth in this Agreement or the Restructuring Support Agreement, including the consent rights set forth herein or therein, without the prior written consent of the Company Parties, which has not been cured (if curable) within five (5) Business Days of written notice from the Company Parties;

(g) if (A) the Required Consenting Senior Secured Noteholders, Required Consenting Convertible Noteholders, or Renesas give notice of termination of the Restructuring Support Agreement in accordance with its terms or (B) the Requisite Commitment Parties give notice of termination of this Agreement in accordance with its terms;

(h) if the Commitment Parties default in any material respect with respect to their obligations hereunder to fully fund the Backstop Commitment and the Direct Investment Commitment when required on the Plan Effective Date, and such default is not cured within six (6) Business Days;

(i) upon the commencement of an involuntary insolvency proceeding against any of the Company Parties or the filing for other similar relief in respect of the Company Parties or their debts, or of a substantial part of their assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect, and such involuntary proceeding is not dismissed within thirty (30) days after the filing thereof;

(j) the Bankruptcy Court or a court of competent jurisdiction enters an order (A) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (B) dismissing the Chapter 11 Cases, or (C) appointing a trustee for the Chapter 11 Cases, which order in each case has not been reversed, stayed, or vacated by the later of (I) the date on which the Bankruptcy Court confirms the Plan and (II) ten (10) Business Days after the Company Parties provide written notice to the other Parties that such order is materially inconsistent with the Restructuring Support Agreement;

(k) the Bankruptcy Court enters an order denying confirmation of the Plan and if the Company Parties seek to reverse, vacate or stay such denial, such order shall not have been reversed, vacated, or stayed within fourteen (14) days of entry;

(l) the Bankruptcy Court enters an order granting relief from the automatic stay imposed by Section 362 of the Bankruptcy Code that would materially and adversely affect the Company Parties’ and their subsidiaries’ ability to operate their businesses in the ordinary course, and such order is not reversed after fourteen (14) calendar days from the Bankruptcy Court’s entry;

(m) the Bankruptcy Court enters an order invalidating, disallowing, subordinating or recharacterizing, as applicable, a material portion of the Existing Debt and such order is not reversed or stayed after fourteen (14) days from the Bankruptcy Court’s entry;

(n) if, as a result of the termination of the Restructuring Support Agreement with respect to any Automatic Termination Party in accordance with Section 5.01(g) thereof, (A) the remaining Consenting Senior Secured Noteholders no longer comprise over fifty (50) percent of the total number of holders of Senior Secured Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes or (B) the remaining Consenting Convertible Noteholders no longer comprise over fifty (50) percent of the total number of holders of Convertible Notes or no longer hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together; provided, that the Company cannot terminate this Agreement pursuant to this Section 6.2(n) so long as it still has the votes of (A) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes that have voted and (ii) over fifty (50) percent of the total number of holders of Senior Secured Notes that have voted, and (B) (i) at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes, taken together, that have voted and (ii) over fifty (50) percent of the total number of holders of Convertible Notes taken together, that have voted, in each case, in favor of the Plan;

(o) the Commitment Parties entitled to vote on the Plan have failed to timely vote their Claims in favor of the Plan or at any time change their votes to constitute rejections to the Plan, in either case in a manner inconsistent with this Agreement or the Restructuring Support Agreement; provided, that this termination event will not apply if sufficient Consenting Senior Secured Noteholders, Consenting 2026 Noteholders, Consenting 2028 Noteholders, and Consenting 2029 Noteholders, as applicable, have timely voted (and not withdrawn) their Claims to accept the Plan in amounts necessary for each applicable impaired class under the Plan to “accept” the Plan consistent with Section 1126 of the Bankruptcy Code;

(p) one or more of the Commitment Parties files or supports any Alternative Transaction, modification, motion, or pleading with the Bankruptcy Court that is materially inconsistent with the Restructuring Support Agreement or this Agreement or the Plan, and such Alternative Transaction, modification, motion, or pleading has not been revoked before the earlier of (A) three (3) Business Days after the filing or day on which the supporting party receives written notice from the Company Parties or Latham that such Alternative Transaction, modification, motion, or pleading is inconsistent with the Restructuring Support Agreement, this Agreement or the Plan, and (B) entry of an order of the Bankruptcy Court approving such Alternative Transaction, modification, motion, or pleading; provided, that a Company Party shall not have the right to terminate this Agreement if, as of such date, (I) the non-filing or non-supporting Consenting Senior Secured Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding Senior Secured Notes, (II) the non-filing or non-supporting Consenting Convertible Noteholders still hold at least 66 and two-thirds (2⁄3) percent of the sum of all outstanding 2026 Convertible Notes, 2028 Convertible Notes, and 2029 Convertible Notes taken together, and (III) Renesas still holds the CRD Loans and is still a Consenting Creditor;

(q) upon written notice to the other Parties hereto that any Company Party has made a Fiduciary Out Determination;

(r) the Cash Collateral Order or any order approving the solicitation procedures, the Plan or the Disclosure Statement is reversed, dismissed, vacated, modified or amended in a manner that is inconsistent in any material respect with the Restructuring Support Agreement;

(s) any court of competent jurisdiction has entered a final, non-appealable judgment or order declaring this Agreement or the Restructuring Support Agreement to be unenforceable; or

(t) the termination of the Restructuring Support Agreement other than in accordance with its terms in connection with the occurrence of the Plan Effective Date.

Section 6.3 Mutual Termination; Automatic Termination.

(a) This Agreement may be terminated by mutual written agreement of Wolfspeed and the Requisite Commitment Parties.

(b) With respect to the Automatic Termination Parties, to the extent that the taking of any action by any Person, whether or not a Party, or the occurrence of any event (including the passage of time), would, assuming such action is taken or such event occurred, result in the Commitment Parties and their Attribution Parties, collectively, beneficially owning, or being deemed to beneficially own, an aggregate amount of 5% or more of the outstanding common equity of the Company, this Agreement shall be automatically, and without the need for any further action by, notice to knowledge of any Party, terminated with respect to the Automatic Termination Parties as of immediately prior to such action or event, and, subject to Section 6.4 hereof, the Automatic Termination Parties shall have no further obligations or commitments under this Agreement effective as of such time.

Section 6.4 Effect of Termination.

(a) Upon the termination of this Agreement in accordance with this Article VI, and except as expressly provided in Article VI, this Agreement shall forthwith become null and void, any payments received by Wolfspeed pursuant to Funding Notices shall be returned, without interest, to the bank account identified by the applicable Commitment Party as soon as reasonably practicable, and of no further force or effect as to all Parties and each Party shall, except as expressly provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement; provided, however, that (i) in no event shall any such termination relieve a party from Liability for its actual and intentional fraud or any willful or intentional breach of this Agreement, (ii) any confidentiality agreements between any of the Commitment Parties and any member of the Company Parties, and the provisions set forth in this Section 6.4, Article VII, and Article VIII hereof, shall survive the termination of this Agreement in accordance with their terms, and (iii) the obligations of the Company Parties to pay the Rights Offering Backstop Premium in accordance with Section 1.2(d) and the fees and expenses of the Commitment Parties pursuant to Section 4.14 shall survive the termination of this Agreement and shall remain in full force and effect, in each case until such obligation has been satisfied.

(b) For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(c) Any termination of this Agreement shall in no way impact the rights, remedies and obligations of any parties pursuant to the terms of the Restructuring Support Agreement, which shall remain in full force and effect to the extent the Restructuring Support Agreement remains in full force and effect.

ARTICLE VII

INDEMNIFICATION OBLIGATIONS

Section 7.1 Indemnification Generally. Following the entry of the Backstop Order, the Company Parties (each an “Indemnifying Party” and collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling Persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and reasonable costs and expenses (other than income Taxes of the Commitment Parties incurred as a result of participating in the transactions contemplated by this Agreement or the Plan) (collectively, “Losses”) that any such Indemnified Person has actually incurred or to which any such Indemnified Person has actually become subject resulting from any claim, challenge, litigation, investigation or Legal Proceeding, arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, regardless of whether any Indemnified Person is a party thereto, whether or not such Legal Proceedings are brought by any of the Company Parties, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented out-of-pocket attorneys’ fees and expenses (which shall be limited to one law firm, and one local counsel (to the extent necessary), each serving as counsel for all of the Indemnified Persons, taken as a whole) and other reasonable and documented out-of-pocket third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other Legal Proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (i) as to any Indemnified Person to the extent arising from a material breach or failure by such Indemnified Person of this Agreement (including in connection with such Indemnified Person having defaulted on its obligation to exercise its Subscription Rights or pay the purchase price for such Commitment Party’s exercise of its Subscription Rights or Backstop Commitment of any Unsubscribed Notes or such Commitment Party’s failure to fund its obligations under the Direct Investment Raise), or (ii) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct, gross negligence or fraud of such Indemnified Person.

Section 7.2 Settlement of Indemnified Claims. The Indemnifying Parties shall not be liable for any settlement of any Indemnified Claims (as defined below) effected by such Indemnified Person without the written consent of the Indemnifying Parties (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Parties or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Parties agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Parties hereunder in accordance with, and subject to the limitations of, this Article VII. The Indemnifying Parties shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all Liability on the claims that are the subject matter of such Indemnified Claims, and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 7.3 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 7.1 hereof, then the Indemnifying Parties shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Parties, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Parties, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by Wolfspeed pursuant to the sale of the Unsubscribed Notes in the Rights Offering and the New 2L Convertible Notes in the Direct Investment Raise contemplated by this Agreement bears to (b) the Rights Offering Backstop Premium to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any Liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 7.4 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding that is the subject of indemnification set forth in Section 7.1 hereof (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Parties in respect thereof, promptly notify the Indemnifying Parties in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Parties will not relieve the Indemnifying Parties from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Parties will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VII. In case any such Indemnified Claims are brought against any Indemnified Person and the Indemnified Person notifies the Indemnifying Parties of the commencement thereof, the Indemnifying Parties will be entitled to participate therein, and, at their election by providing written notice to such Indemnified Person, the Indemnifying Parties will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided that, if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Parties and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Parties, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Parties to such Indemnified Person of their election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Parties shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Parties shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims, taken as a whole (in addition to one local counsel in each jurisdiction in which local counsel is required representing the Indemnified Persons who are parties to such Indemnified Claims, taken as a whole)), (ii) the Indemnifying Parties shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Parties have received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Parties assume the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Parties have failed or are failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Parties shall have authorized in writing the employment of counsel for such Indemnified Person.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Survival. The representations and warranties made in this Agreement will not survive the Plan Effective Date. Covenants and agreements that by their terms are to be satisfied after the Plan Effective Date shall survive until satisfied in accordance with their terms.

Section 8.2 Notices.

(a) Any notices, requests, consents, claims, demands, waivers and other communications to a Party hereunder shall be in writing and shall be deemed to have been duly given and received (i) when delivered personally, as of the date received; (ii) when received by the addressee if sent by an internationally recognized overnight delivery service (receipt requested) or (iii) on the date sent via email (so long as the sender has not received an automatic email from the applicable email server indicating delivery failure), if sent on a Business Day at the recipient’s place of business (or if sent on a day that is not a Business Day, then receipt shall be deemed to occur on the immediately following Business Day).

(b) Such communications must be sent to such party at its address or number set forth below (or at such other address or number as it may from time to time designate in writing to the other Parties):

(i)	If to the Company or the Company Parties:
Wolfspeed, Inc.
4600 Silicon Drive
Durham, NC 27703
Attn:	Melissa Garrett
Email:	*****@wolfspeed.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attn:	Ray C. Schrock
Alexander W. Welch
Keith Simon
Eric L. Einhorn

Email:	Ray.Schrock@lw.com
Alex.Welch@lw.com
Keith.Simon@lw.com
Eric.Einhorn@lw.com

(ii) If to any of the Commitment Parties, to the address set forth on such Commitment Party’s signature page here, with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attn:	Ryan P. Dahl
Matthew M. Roose
Sam Badawi
Christine Joh

Email:	ryan.dahl@ropesgray.com
matthew.roose@ropesgray.com
sam.badawi@ropesgray.com
christine.joh@ropesgray.com

(c) For the avoidance of doubt, when written notice or approval from Requisite Commitment Parties is required by this Agreement, an email from such Requisite Commitment Parties’ counsel to Wolfspeed’s counsel shall be sufficient.

Section 8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided that the Commitment Parties’ obligations hereunder may be assigned, delegated or transferred, in whole or in part, by any Commitment Party pursuant to Section 1.4 hereof. Except as expressly provided in Article VII hereof with respect to the Indemnified Persons, none of this Agreement and the other Definitive Documents is intended to or confers upon any Person other than the Parties any rights or remedies under this Agreement. Any attempted or purported assignment in violation of this Section 8.3 shall be null and void.

Section 8.4 No Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

Section 8.5 Prior Negotiations; Entire Agreement. This Agreement and the Restructuring Support Agreement (in each case, including the Exhibits and the other documents and instruments referred to herein and therein, as applicable) constitute the entire agreement of the Parties hereto and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties hereto with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties hereto will continue in full force and effect.

Section 8.6 Governing Law; Submission to Jurisdiction; Forum Selection; Waiver of Trial by Jury.

(a) This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the Laws of the State of New York, without giving effect to the conflict of laws principles thereof.

(b) Each Party hereto hereby (i) agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement or any provision hereof, in the United States District Court for the Southern District of New York, any New York State court sitting in the Borough of Manhattan of New York City, or, during the pendency of the Chapter 11 Cases, the Bankruptcy Court (the “Chosen Courts”); (ii) solely in connection with such claims, (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts generally and unconditionally, and (B) irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any such claim (x) any claim that it is not personally subject to the jurisdiction of such Chosen Courts for any reason, (y) that it or its property is exempt or immune from jurisdiction of such Chosen Court or from any legal process commenced in such Chosen Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (z) that (1) the proceeding in any such court is brought in an inconvenient forum, (2) the venue of such proceeding is improper, or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and (iii) agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.

Section 8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

Section 8.8 Action by, or Consent or Approval of, the Commitment Parties. Whenever this Agreement refers to any action to be taken by, or any consent or approval to be given by, the Commitment Parties, unless otherwise expressly provided in any particular instance, such reference shall be deemed to require the action, consent or approval of the Requisite Commitment Parties.

Section 8.9 Amendments and Waivers.

(a) This Agreement may be amended, modified or supplemented and the terms and conditions of this Agreement may be waived only by a written instrument signed by Wolfspeed and the Requisite Commitment Parties; provided that (i) any modification of, or amendment or supplement to, this Agreement that would have the effect of changing a Commitment Party’s Backstop Percentage (as set forth on Exhibit A hereto) or Direct Investment Percentage (as set forth on Exhibit B hereto), or increasing the Purchase Price to be paid in respect of such Rights Offering Backstop Party’s Backstop Commitment or such Rights Offering Holdback Party’s Direct Investment Commitment, or changing a Rights Offering Holdback Party’s investment in the Direct Investment Raise, in each case subject to Section 1.5 hereof, shall require the prior written consent of such Commitment Party, (ii) any modification of, or amendment or supplement to, this Agreement that would have the effect of modifying this sentence shall require the prior written consent of all of the Commitment Parties and Wolfspeed, (iii) any modification to the definition of “Outside Date” or to threshold percentage set forth in the definition of “Requisite Commitment Parties” may be made only by a written instrument executed by all Commitment Parties and Wolfspeed, and (iv) if the proposed modification, amendment, waiver, or supplement has a disproportionate adverse effect on any Commitment Party, in its capacity as such, as compared to the other Commitment Parties, then the prior written consent of each such affected Party shall also be required to effectuate such modification, amendment, waiver, or supplement. Notwithstanding the foregoing, Exhibit A and Exhibit B attached hereto may be amended, without any consent or approval required by any Party hereto to reflect each Transfer made in accordance with Section 1.4 hereof.

(b) The terms and conditions of this Agreement may be waived (i) by Wolfspeed (on behalf of itself and the other Company Parties) only by a written instrument executed by Wolfspeed, and (ii) by the Requisite Commitment Parties (on behalf of themselves or all of the Commitment Parties, as applicable) only by a written instrument executed by the Requisite Commitment Parties.

(c) No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 8.10 Several Liability. For the avoidance of doubt, all obligations of the Commitment Parties hereunder are several, and not joint, in nature.

Section 8.11 Specific Performance/Remedies. It is understood and agreed by the Parties that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and that, in addition to any other remedy to which a party is entitled at law, in equity, in contract, in tort or otherwise, each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an Order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. The Parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Parties and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Parties under this Agreement. No Party shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 8.11.

Section 8.12 Disclosure. Except as required by law (including routine regulatory audits or investigations not specific to the Restructuring Transactions), no Party or its advisors (including counsel to any Party) shall disclose to any Person (including, for the avoidance of doubt, any other Commitment Party), other than advisors to the Company Parties and the Commitment Parties, Exhibit A or Exhibit B hereto or, with respect to any Rights Offering Backstop Party (without such Party’s prior written consent), its Backstop Percentage, or, with respect to any Rights Offering Holdback Party (without such Party’s prior written consent), its Direct Investment Percentage; provided, however, that, if such disclosure is required by Law, subpoena, or other legal process or regulation (except pursuant to routine regulatory audits or investigations not specific to the Restructuring Transactions), the disclosing party shall afford the relevant party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant disclosing party).

Section 8.13 Other Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(ii) any reference in this Agreement to “$” shall mean U.S. dollars;

(iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any such Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement;

(iv) words imparting the singular number only shall include the plural and vice versa;

(v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(viii) all references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(ix) the word “or” shall be non-exclusive; and

(x) any reference herein to this Agreement, and to any Contract or Law means to this Agreement, and to such Contract or Law, respectively, in each case as from time to time amended, modified or supplemented, including, in the case of this Agreement, Contracts, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.

(b) In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.14 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 8.15 No Recourse Against Others.

(a) This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and their respective successors and assigns, as applicable.

(b) No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney, assignee or other representative of any Party or of any Affiliate of any Party, shall have any Liability for any obligations or Liabilities of any Party under this Agreement or for any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement based on, in respect of or by reason of this Agreement and the transactions contemplated hereby and thereby; provided, however, that nothing in this Section 8.15 shall relieve or otherwise limit the Liability of any Party or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement.

Section 8.16 Severability.

(a) If any provision of this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction under any applicable Law, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other term or provision of this Agreement in such jurisdiction or invalidate or render illegal or unenforceable such term or provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the Parties.

(b) Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.17 Acknowledgements; Obligations Several.

Notwithstanding anything to the contrary in this Agreement, the Parties understand that the Commitment Parties may be engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Parties acknowledge and agree that, the terms and obligations set forth in this Agreement shall apply only to the specific signatory, portfolio management team, trading desk(s), and/or business group(s) on behalf of which the Commitment Party has executed this Agreement, and shall not apply to any other trading desk, portfolio management team, business group, subsidiary, or Affiliate of the Commitment Party unless they separately become a party hereto.

Notwithstanding that this Agreement is being executed by multiple Commitment Parties, the obligations of the Commitment Parties under this Agreement are several and neither joint nor joint and several. No Commitment Party shall be responsible in any way for the performance of the obligations or any breach of any other Commitment Party under this Agreement (except to the extent elected to do so pursuant to Section 1.5), and nothing contained herein and no action taken by any Commitment Party pursuant hereto shall be deemed to constitute the Commitment Parties as a partnership, an association or a joint venture of any kind, or to create a presumption that (i) the Commitment Parties are in any way acting other than in their individual capacities or (ii) any Commitment Party is in any way acting in concert or as a member of a “group” with any other Commitment Party within the meaning of Rule 13d-5 under the Exchange Act. None of the Commitment Parties shall have any fiduciary duty or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company’s other lenders, noteholders or stakeholders as a result of this Agreement or the transactions contemplated hereby. Each Commitment Party acknowledges that no other Commitment Party will be acting as agent of such Commitment Party in connection with monitoring such Commitment Party’s investment or enforcing its rights under this Agreement, the Definitive Documents, or any other documents to be entered into in connection with the consummation of the Transactions. Each Commitment Party acknowledges to each other Commitment Party that: (a) the Transactions described herein are arm’s-length commercial transactions between the Company Parties and the Company Parties’ Affiliates and each Commitment Party; (b) it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; (c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby; and (d) the Commitment Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the other Commitment Parties, the Company Parties, and the Company Parties’ Affiliates or the Affiliates of other Commitment Parties, and the Commitment Parties have no obligation to disclose any of such interests to any other Commitment Party or the Affiliates of other Commitment Parties. Each Commitment Party acknowledges that it has, independently and without reliance upon any other Commitment Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and that it has not relied on the credit analysis and decision or due diligence investigation of any other Commitment Party. The Commitment Parties have no agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any shares of common stock or other capital stock of the Company and are not intended to be, and shall not constitute, or be presumed or deemed to be, a “group” for purposes of Section 13(d) of the Exchange Act. All rights under this Agreement are separately granted to each Commitment Party by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

Section 8.18 Additional Assurances.

(a) Solely with respect to the Automatic Termination Parties, to the extent a party hereto, each Automatic Termination Party represents and warrants that its investment advisor has implemented internal processes and controls the effects of which are to prohibit the Automatic Termination Parties and their Attribution Parties from acquiring beneficial ownership of any equity securities of the Company to the extent such acquisition would result in the Automatic Termination Parties and their Attribution Parties, collectively, beneficially owning, in the aggregate, more than 1.00% of the outstanding common equity of the Company while this Agreement remains in effect.

(b) Notwithstanding anything to the contrary contained in the 2026 Notes Indenture, 2028 Notes Indenture, 2029 Notes Indenture and any global notes or other documents governing the 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes, the Company shall not effect any conversion of such 2026 Convertible Notes, 2028 Convertible Notes or 2029 Convertible Notes or effect any transfer to the extent such conversion or transfer would result in the Commitment Parties and their Attribution Parties, collectively, beneficially owning an aggregate amount of 5% or more of the outstanding common equity of the Company.

(c) Each of the Commitment Parties covenants and agrees to inform the Company Advisors and the Ad Hoc 26s/28s/29s Noteholder Group Advisors of the amount of equity securities of the Company (including or through any options or other derivatives) beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by such Commitment Party and its Attribution Parties as of the date of this Agreement, and of any changes in such ownership as promptly as possible (and in any event not later than three (3) Business Days following the date of such change). Each Commitment Party hereby represents and warrants that the information provided to the Ad Hoc 26s/28s/29s Noteholder Group Advisors by such Commitment Party pursuant to this Section 8.18(c) is as of the date hereof and will be with respect to any changes reported true, accurate and complete. Furthermore, each Commitment Party (other than the Automatic Termination Parties) covenants and agrees that while this Agreement remains in effect, neither it nor any of its Attribution Parties shall acquire, directly or indirectly, including through any derivative, or through the exercise of any conversion right, beneficial ownership of any such equity securities of the Company to the extent such acquisition would result in the Commitment Parties and their Attribution Parties (excluding, for the avoidance of doubt, the Automatic Termination Parties and their Attribution Parties), collectively, beneficially owning an aggregate amount of 3.99% or more of the outstanding common equity of the Company, and acknowledges and agrees that any such acquisition shall be null and void ab initio. Each of the other Parties shall have the right to enforce the voiding of such acquisition.

(d) Each Automatic Termination Party covenants and agrees that it does not currently have, and will not, while this Agreement remains in effect, enter into, any arrangement or understanding, directly or indirectly, with any of its Attribution Parties, the effect of which is to result in the termination of the Agreement with respect thereto pursuant to Section 6.3(b).

(e) Notwithstanding anything herein to the contrary, no Transfer of a Backstop Commitment or a Direct Investment Commitment shall be permitted under Section 1.4 hereunder to any transferee, and no Person shall be a Transferee hereunder, to the extent that the equity securities beneficially owned by such transferee/Person and its Attribution Parties, when aggregated with the equity securities owned by the Commitment Parties already a party hereto prior to such Transfer and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. The Commitment Parties acknowledge and agree that any such Transfer that does not comply with the terms and procedures set forth herein, including this Section 8.18(e), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer. In furtherance of the foregoing, and for the avoidance of doubt, no Person may become a party to this Agreement to the extent that the equity securities beneficially owned by such Person and its Attribution Parties, when aggregated with the equity securities owned by the Commitment Parties already a party hereto and their respective Attribution Parties, would equal 5% or more of the outstanding common equity of the Company. Any joinder agreement entered into by any such Person that does not comply with the terms and procedures set forth herein, including this Section 8.18(e), shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such joinder agreement.

ARTICLE IX

DEFINITIONS

Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, including any other investment fund or pooled investment vehicle now or hereafter existing that shares the same management company with such Person; provided that, for purposes of this Agreement, (a) no Commitment Party shall be deemed an Affiliate of any Company Party, and (b) no portfolio company of any Commitment Party shall be deemed to be an Affiliate of such Commitment Party. For the avoidance of doubt, Parties with investments managed by separate Persons shall be deemed to be Affiliates of one another if the Persons who manage their investments are themselves under common control.

“Affiliated Fund” means, with respect to a Commitment Party any investment fund or pooled investment vehicle now or hereafter existing the primary investment advisor to which is such Commitment Party, the investment advisor of such Commitment Party or an Affiliate thereof.

“Alternative Transaction” means any dissolution, winding up, liquidation, receivership, assignment for the benefit of creditors, restructuring, reorganization, workout, exchange, extension, sale of all or any material portion of assets, disposition, merger, amalgamation, acquisition, consolidation, partnership, plan of arrangement, plan of reorganization, plan of liquidation, investment, debt investment, equity investment, tender offer, refinancing, recapitalization, share exchange, business combination, joint venture or similar transaction involving all or a material portion of the assets, debt or equity of the Company Parties and their respective subsidiaries (taken as a whole), in each case that is a bona fide alternative to the Restructuring Transactions; provided, that any Transaction that is implemented pursuant to a valid amendment of the Restructuring Support Agreement shall not be an Alternative Transaction so long as such amendment does not materially affect the rights and/or obligations of the Commitment Parties hereunder (it being understood and agreed that any amendments or modifications that affect or impact the Rights Offering Backstop Premium, the Purchase Price, the economic terms, including the Backstop Percentages or Direct Investment Percentages, under this Agreement, or materially affects the pro forma capital structure of reorganized Wolfspeed, in each case shall be deemed to be material and shall require the consent of the Requisite Commitment Parties).

“Anticorruption Laws” means all Laws of any jurisdiction applicable to the Company Parties from time to time concerning or relating to bribery or corruption.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other federal, state or foreign (including multilateral or multinational) law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger, acquisition, or anti-competitive conduct, and any similar foreign investment laws.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Laws of the State of New York.

“Claim” means any “claim” against any member of the Company Parties as defined in Sections 101(5) and 102(2) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to ERISA, other than a Multiemployer Plan, which any of the Company Parties sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.

“Contract” means any binding written agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, but excluding the Plan.

“control” (including the terms “controlling,” “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Data Laws” means all applicable Laws concerning the privacy and/or security of Personal Data, and all regulations promulgated thereunder, including (in each case to the extent applicable) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974 state Social Security number protection Laws, and state data breach notification Laws (the foregoing specific Laws, the “Specific Data Laws”).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all regulations promulgated thereunder.

“Eligible Offeree” means each holder of an Allowed Convertible Notes Claim.

“Environmental Laws” means any applicable Law regulating or relating to (a) pollution or the protection of natural resources or the environment, (b) the release or disposal of Hazardous Substances, or (c) the protection of health and safety of persons from exposure to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any member of the Company Parties, is, or at any relevant time during the past six (6) years was, treated as a single employer under any provision of Section 414 of the Code.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Substance” means any substance or material (a) listed, classified or regulated as a “pollutant,” “contaminant,” “toxic substance,” “hazardous substance,” “hazardous waste” pursuant to Environmental Laws or (b) subject to regulation under any applicable Environmental Law due to its dangerous or deleterious properties or characteristics, including petroleum, petroleum byproducts, asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge,” with respect to the Company Parties, means the actual knowledge of any executive officer of Wolfspeed, following reasonable inquiry.

“Law” means any law (statutory or common), statute, regulation, rule, code, or ordinance or determination enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” means legal, governmental, administrative, judicial or regulatory known investigations, known audits, actions, suit, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings.

“Liability” means, with respect to any Person, any indebtedness, obligation, or liability (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) of such Person, regardless of whether such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.

“Liens” means any lien, adverse claim, charge, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, right-of-way, restriction on transfer, conditional sale or other title retention agreement, lien or judicial lien as defined in Sections 101(36) and (37) of the Bankruptcy Code.

“Material Adverse Effect” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change or series of events, developments, occurrences, circumstances, effects, conditions, results, states of facts or changes (“Changes”) occurring after the date of this Agreement that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on the business, assets, properties, results of operations, liabilities or condition (financial or otherwise) of the Company Parties, taken as a whole; provided that, none of the following will constitute a Material Adverse Effect: (i) the filing and pendency of the Chapter 11 Cases; (ii) any Change in global, national or regional political conditions (including any statements or proclamations of public officials, any potential or actual government shutdown or any breakup of a political or economic union), in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company Parties operate, including any Change in the United States or applicable foreign economies or securities, commodities or financial markets; (iii) volcanoes, tsunamis, effects of climate change or other weather or meteorological events, earthquakes, floods, droughts, storms, hurricanes, tornadoes, fires, acts of god, natural disasters, man-made disasters or other force majeure events, epidemics, pandemics, disease outbreaks, or public health crises including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), hostilities, acts of war (whether or not declared), sabotage, civil unrest, cyberattacks, terrorism, cyberterrorism, military actions, national emergencies or force majeure events, or any escalation or material worsening of any of the foregoing; (iv) Changes that affect the industries in which any of the Company Parties operates; (v) any Changes in applicable Law or generally accepted accounting principles in the United States (“GAAP”), or in the interpretation or enforcement thereof, first arising after the date hereof; (vi) the execution, announcement or performance of this Agreement or the other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of the Company Parties to operate as expressly required or prohibited, as applicable, by the Restructuring Support Agreement or this Agreement or consented to or required by the Requisite Commitment Parties in writing) and including, without limitation, the Restructuring Transactions; (vii) Changes in the market price or trading volume of the claims or equity or debt securities of the Company Parties (but not the underlying facts giving rise to such Changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (viii) failure of any of the Company Parties to meet any internal or published projections, forecasts, estimates or predictions (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (ix) actions or omissions taken or not taken by or on behalf of any of the Company Parties at the written request of, or with the prior written consent of, the Requisite Commitment Parties after the date hereof; (x) actions taken by any of the Commitment Parties or their Affiliates, including any breach of this Agreement or the Restructuring Support Agreement by the Commitment Parties; (xi) any objections in the Bankruptcy Court to (A) this Agreement, the other Definitive Documents or the transactions contemplated hereby or thereby; (B) the reorganization of the Company Parties, the Plan, or the Disclosure Statement; or (xii) any matters disclosed in any first day pleading or declarations to the extent made available to the Commitment Parties prior to the date hereof; provided that the exceptions set forth in clauses (ii), (iii), (iv), or (v) of this definition shall not apply to the extent that such described Change has a material and disproportionately adverse impact on the Company Parties, taken as a whole, as compared to other companies comparable in size and scale to the Company Parties in the industries in which the Company Parties operates, but in each case, solely to the extent of such disproportionate impact.

“Material Contracts” means any contract necessary for the operation of the business of the Company Parties as presently conducted by the Company Parties that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K or required to be disclosed on a current report on Form 8-K).

“Maximum Subscription Amount” means, with respect to any Eligible Offeree, an amount equal to the result of (i) the quotient of (x) the aggregate amount of Allowed Convertible Notes Claims held by such Eligible Offeree divided by (y) the aggregate amount of all Allowed Convertible Notes Claims; multiplied by (ii) the Non-Holdback Rights Offering Amount; multiplied by (iii) the Purchase Price.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any member of the Company Parties or any ERISA Affiliate is making or accruing an obligation to make contributions, or each such plan with respect to which any such entity has any Liability or obligation (including on account of an ERISA Affiliate).

“New Organizational Documents” means any shareholders agreement and charter of the Company Parties (as reorganized pursuant to the Restructuring Transactions) which shall collectively be in form and substance reasonably acceptable to the Requisite Commitment Parties and Wolfspeed.

“NISPOM Rule” means the National Industrial Security Program Operating Manual Rule administered by the Defense Counterintelligence and Security Agency as set forth in 32 CFR Part 117, as amended.

“Offered Notes” means a principal amount of New 2L Convertible Notes equal to the Non-Holdback Rights Offering Amount.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of competent jurisdiction.

“Outside Date” means four (4) months after the Petition Date; provided, solely to obtain some or all Regulatory Approvals, the Debtors, in their sole discretion, may extend the Outside Date by thirty (30) days; provided, further, that the Outside Date may be extended by up to sixty (60) days with the consent of the Requisite Commitment Parties and each of the Company Parties, and any subsequent extension shall require the consent of each Commitment Party and each Company Party.

“Pension Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Company Parties or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent Liability or obligation.

“Permitted Liens” (i) prior to the Plan Effective Date, shall have the meaning ascribed to such term in the Amended and Restated Indenture, dated as of October 11, 2024, among Wolfspeed, Inc., the subsidiary guarantors party thereto, and U.S. Bank Trust Company, National Association (as amended or supplemented through the date hereof), and shall include any liens existing as of the date of this Agreement and any Liens permitted by the Cash Collateral Order, and (ii) as of the Plan Effective Date, shall mean the Liens granted under or permitted by the New 2L Convertible Notes.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Personal Data” means (i) any information which identifies, or could reasonably be used to identify, an individual, and (ii) any other information that constitutes “personal information,” “personal data,” “personally identifiable information” or any similar term under one or more applicable Specific Data Laws.

“Plan Supplement” means the documents filed with the Bankruptcy Court as exhibits or supplements to the Plan, including any documents identified by the Plan or Disclosure Statement as such in form and substance reasonably satisfactory to Wolfspeed and the Requisite Commitment Parties.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Company Parties, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, consultants, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Commitment Parties” shall mean the Commitment Parties holding a majority, as measured in underlying dollar amount, of the Backstop Commitments and the Direct Investment Commitments.

“Restructuring Transactions” means those transactions described in the Restructuring Term Sheet and all other transactions contemplated by or consented to pursuant to and in accordance with the terms of this Agreement, the Restructuring Support Agreement and the Restructuring Term Sheet.

“Rights Offering Amount” means $301,125,000.

“RO Notes” means with respect to any Eligible Offeree that validly exercised its subscription rights, the final, aggregate principal amount of New 2L Convertible Notes that such Eligible Offeree is entitled to receive pursuant to the exercise of such Subscription Rights in the Rights Offering, equal to the result of (a) such Eligible Offeree’s Maximum Subscription Amount (or, if lower, the Elected Amount of such Eligible Offeree), divided by (b) the Purchase Price.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC, the U.S. Department of Commerce or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agent” means the subscription agent for the Rights Offering selected by Wolfspeed.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than 50% of the stock or other equity interests, or (b) has the power to elect a majority of the board of directors or similar governing body.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity in the nature of taxes, including all U.S. federal, state, local, non-U.S. and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon.

“Transfer” means to sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of.

“Unsubscribed Notes” means an aggregate principal amount of New 2L Convertible Notes equal to (x) the total aggregate principal amount of Offered Notes minus (y) such aggregate principal amount of Offered Notes for which both (i) a Subscription Right has been validly exercised and (ii) the Purchase Price has been duly paid on or before the Subscription Expiration Deadline.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

WOLFSPEED, INC.

By:	/s/ Melissa Garrett
Name: Melissa Garrett
Title: Senior Vice President and General Counsel

WOLFSPEED TEXAS LLC
By: Wolfspeed, Inc., its sole member

By:	/s/ Melissa Garrett
Name: Melissa Garrett
Title: Senior Vice President and General Counsel

[Signature Page to Rights Offering Backstop Commitment Agreement]

[COMMITMENT PARTIES’ SIGNATURE PAGES ON FILE WITH THE COMPANY]

[Signature Page to Rights Offering Backstop Commitment Agreement]

SCHEDULE A

RIGHTS OFFERING BACKSTOP PARTIES

Schedule A-1

SCHEDULE B

RIGHTS OFFERING HOLDBACK PARTIES

Schedule B-1

EXHIBIT A

BACKSTOP PERCENTAGES

Exhibit A-1

EXHIBIT B

DIRECT INVESTMENT PERCENTAGES

Exhibit B-1